      As filed with the Securities and Exchange Commission on May 18, 1999
                                                       Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                                Net2Phone, Inc.
             (Exact name of registrant as specified in its charter)

            Delaware                              4813                            22-3559037
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)            Identification No.)

                                171 Main Street
                          Hackensack, New Jersey 07601
                                 (201) 928-2990
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                Howard S. Balter
                            Chief Executive Officer
                                Net2Phone, Inc.
                                171 Main Street
                          Hackensack, New Jersey 07601
                                 (201) 928-2990
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------

                                   Copies to:

           Ira A. Greenstein, Esq.                        Alexander D. Lynch, Esq.
            Morrison & Foerster LLP                        Kenneth R. McVay, Esq.
          1290 Avenue of the Americas                 Brobeck, Phleger & Harrison LLP
         New York, New York 10104-0012                   1633 Broadway, 47th Floor
                (212) 468-8000                            New York, New York 10019
                                                               (212) 581-1600

                                --------------

      Approximate date of commencement of the proposed sale to the public:
  As soon as practicable after this registration statement becomes effective.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                --------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------
                                                          Proposed Maximum
                                                         Aggregate Offering     Amount of Registration
 Title of Each Class of Securities to be Registered           Price(1)                   Fee
------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value.......................         $50,000,000                $13,900
------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

   We hereby amend the registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION, DATED MAY 18, 1999

PROSPECTUS


                                    Shares

                                    [LOGO]

                                  Common Stock

  This is an initial public offering of common stock by Net2Phone, Inc.
Net2Phone is selling   shares of common stock. The estimated initial public
offering price is between $   and $   per share.

  Upon completion of this offering, IDT will own approximately    % of our
outstanding capital stock. IDT owns Class A stock that has twice the voting power of our common stock. As a result, IDT will control % of the vote with respect to Net2Phone.

                                   --------

  Prior to this offering, there has been no public market for the common stock. The shares of common stock have been proposed to be listed for quotation on the Nasdaq National Market under the symbol NTOP.

                                   --------

                                                                 Per Share Total
                                                                 --------- -----
Initial public offering price...................................    $       $
Underwriting discounts and commissions..........................    $       $
Proceeds to Net2Phone, before expenses..........................    $       $

  Net2Phone has granted the underwriters an option for a period of 30 days to
purchase up to     additional shares of our common stock.

                                   --------

         Investing in the common stock involves a high degree of risk.
                    See "Risk Factors" beginning on page 5.

                                   --------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



Hambrecht & Quist                                                 BT Alex. Brown

                                   --------

                            Bear, Stearns & Co. Inc.

        , 1999

                               ----------------

                            [Insert Cover Art Work]

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
     Prospectus Summary...................................................   1
     Risk Factors.........................................................   5
     Forward-Looking Statements...........................................  13
     Use of Proceeds......................................................  14
     Dividend Policy......................................................  14
     Capitalization.......................................................  15
     Dilution.............................................................  16
     Selected Financial Data..............................................  17
     Management's Discussion and Analysis of
      Financial Condition and Results of Operations.......................  18
     Business.............................................................  27
     Management...........................................................  44
     Principal Stockholders...............................................  52
     Certain Transactions.................................................  54
     Description of Capital Stock.........................................  60
     Shares Eligible for Future Sale......................................  63
     Underwriting.........................................................  65
     Legal Matters........................................................  67
     Experts..............................................................  67
     Additional Information...............................................  67
     Index to Financial Statements ....................................... F-1


   We maintain Web sites at www.net2phone.com and www.ezsurf.com. Information contained on Net2Phone's Web sites does not constitute part of this prospectus.

   "Net2Phone" and "Net2Fax" are our registered marks. Applications to register the service marks "Phone2Phone", "Click2Talk", "N2P", "Net2Phone Pro" and "Fax2Fax" have been filed with the United States Patent and Trademark Office. This prospectus also includes references to registered service marks and trademarks of other entities.

                               PROSPECTUS SUMMARY

   This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements, before making an investment decision.

                                   Net2Phone

   Net2Phone is a leading provider of voice-enhanced Internet communication services to individuals and businesses worldwide. Our services enable our customers to make low-cost, high-quality phone calls over the Internet using their personal computers or traditional telephones. According to Frost & Sullivan, a leading market research firm, we were the largest provider of Internet telephony services in the world in 1997 with a 30% market share. As of March 31, 1999, we were serving approximately 250,000 active customers and handling over 20 million minutes of use per month. Our revenue has grown substantially, increasing from approximately $2.7 million in the fiscal year ended July 31, 1997 to approximately $12.0 million in the fiscal year ended July 31, 1998. In addition, we had revenue of approximately $13.2 million for the six months ended January 31, 1999.

   In August 1996, we introduced our first service, "PC2Phone." According to Probe Research, a market research firm, PC2Phone was the first commercial telephone service to connect calls between personal computers and telephones over the Internet. In September 1997, we introduced "Phone2Phone," a service that enables international and domestic calls to be made over the Internet using traditional telephones. Long distance calls made using our services are often substantially less expensive than long distance calls routed over traditional voice networks.

   We are leveraging our Internet telephony expertise to integrate real-time voice communication capabilities into the Web. Our simple, easy to use software operates on a user's personal computer and allows individuals and businesses to:

  . speak with sales or customer service representatives of online retailers and other Web-based businesses while visiting their Web sites;

  . speak with individuals or businesses listed on various online directories, such as Yahoo! People Search; and

  .  call almost any telephone number in the world.

   Netscape Communications agreed in January 1999 to embed our PC2Phone software into future versions of its Internet browser released during the term of our agreement, including Netscape Navigator and Netscape Communicator. Netscape will also include a Net2Phone icon on the Netscape Navigator Personal Toolbar and integrate our services into Netscape Netcenter, allowing Netscape users to access our services from anywhere on the Web. According to International Data Corporation, a leading market research firm, Netscape had 41.5% of the browser market in mid-1998.

   Our services are also integrated into several leading Web portals, including Yahoo!, Excite, GeoCities, InfoSpace.com and ZDNet. Additionally, we have entered into distribution and software-bundling arrangements with leading computer equipment and software companies, including IBM, Packard Bell-NEC Europe and Creative Labs.

   We plan to introduce new products and services, including PC2PC, which will allow high-quality Internet telephony from one personal computer to another, and anonymous chat, which will enable two parties to engage in an online chat room discussion and establish direct voice communication with each other while maintaining anonymity.

   Our strategy for building on our leadership position in the Internet telephony market and making our communications services ubiquitous on the Internet includes the following key elements:

  .  marketing our services through multiple channels;

  .  pursuing multiple sources of revenue;

  .  enhancing brand recognition;

  .  making our software ubiquitous; and

  .  expanding and enhancing our products and services.

   We were formed as a Delaware subsidiary of IDT Corporation in October 1997. From inception in January 1996 to October 1997, our business was conducted as a division of IDT. In May 1999, we entered into a number of agreements with IDT relating to our business. IDT will continue to provide us with administrative services, including accounting and payroll services, and will continue to cover our employees under IDT's group health insurance policies. Our Internet and telecommunications network will be comprised of the right to use or access circuits leased by IDT.

   Upon completion of this offering, IDT will own approximately    % of our
outstanding capital stock. IDT owns Class A stock that has twice the voting power of our common stock. As a result, IDT will control % of our vote.

   Our principal executive offices are located at 171 Main Street, Hackensack, New Jersey 07601, and our telephone number at that address is (201) 928-2990.

                                  The Offering

 Common stock offered by Net2Phone............        shares
 Capital stock to be outstanding after this
  offering....................................        shares
  Common stock................................        shares
  Class A stock...............................        shares
 Use of proceeds..............................  $7.0 million of the net proceeds from this offering
                                                will be used to repay a portion
                                                of a note outstanding to IDT.
                                                The balance of the proceeds
                                                will be used for the
                                                development of strategic
                                                Internet relationships, for
                                                advertising and promotion, for
                                                research and development, for
                                                upgrading and expanding our
                                                network and for general
                                                corporate purposes, including
                                                working capital. See "Use of
                                                Proceeds."
 Nasdaq National Market symbol................  NTOP

                             --------------------

   Unless otherwise noted, the information in this prospectus takes into account a 10,320-for-one stock split, which took place in April 1999, and a three-for-one stock split, which is expected to occur prior to the consummation of this offering. This information assumes 4,683,129 shares of common stock and 37,042,090 shares of Class A stock outstanding on May 17, 1999. These numbers give effect to the exercise of options to purchase 1,345,219 shares of our common stock and the conversion of all outstanding shares of our Series A preferred stock into 9,420,000 shares of Class A stock upon the consummation of this offering. Each share of Class A stock entitles the holder to two votes, while holders of our common stock are entitled to only one vote. This information excludes:

  . 3,671,399 shares subject to options outstanding as of May 17, 1999 at a weighted average exercise price of $3.33 per share; and

  . Warrants to purchase 272,400 shares of our common stock at a price of $3.33 per share.

                             --------------------

   Our fiscal year ends on July 31 of each calendar year. All references to fiscal years in this prospectus refer to the fiscal years ending in the indicated calendar years. For example, "fiscal 1998" refers to the fiscal year ended July 31, 1998.

   The table below sets forth summary financial information for the periods indicated. This information is not necessarily indicative of the results of operations or financial position which would have resulted had we operated as an independent entity during the periods indicated. It is important that you read this information together with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes thereto included elsewhere in this prospectus.

                         Summary Financial Information

                            Period from         Year Ended             Six Months Ended
                          January 2, 1996        July 31,                January 31,
                          (inception) to  ------------------------  ----------------------
                           July 31, 1996     1997         1998         1998       1999
                          --------------- -----------  -----------  ---------- -----------
Statement of Operations:
  Revenue...............     $      --    $ 2,652,303  $12,005,972  $5,014,922 $13,165,886
  (Loss) income from
   operations...........      (507,758)    (1,697,647)  (3,544,689)    896,306  (2,075,635)
  Net (loss) income.....     $(507,758)   $(1,697,647) $(3,544,689) $  896,306 $(2,075,635)
  Net (loss) income per
   share--basic and
   diluted..............     $   (0.02)   $     (0.05) $     (0.11) $     0.03 $     (0.07)
  Shares used in
   calculation of basic
   and diluted (loss)
   income per share.....    30,960,000     30,960,000   30,960,000  30,960,000  30,960,000

   The pro forma balance sheet data summarized below gives effect to:

  . the sale of 9,420,000 shares of Series A preferred stock and associated warrants to purchase our common stock in May 1999 for net proceeds of $29.9 million and the conversion of the Series A preferred stock into Class A stock; and

  . the exercise of stock options to purchase 1,345,219 shares of common stock by our officers and employees in May 1999 for $3.1 million in promissory notes and $1.3 million in cash.

   The pro forma as adjusted balance sheet summarized below reflects the sale
of     shares of common stock in this offering and the application of $7.0 million of the estimated net proceeds from this offering to pay a portion of the amounts due to IDT.

                                                    January 31, 1999
                                          --------------------------------------
                                                                     Pro Forma
                                             Actual      Pro Forma   As Adjusted
                                          ------------  ----------- ------------
Balance Sheet Data:
  Cash and cash equivalents.............. $     10,074  $31,244,144
  Working capital........................  (19,969,475)  17,560,032
  Total assets...........................   12,446,271   43,680,341
  Due to IDT.............................   13,862,833   13,862,833
  Total stockholders' (deficit) equity...   (7,725,629)  23,508,441

                                  RISK FACTORS

   You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In that event, the trading price of our shares could decline, and you may lose part or all of your investment.

                         Risks Related to Our Business

We have a limited operating history on which to evaluate our potential for future success.

   We were formed as a subsidiary of IDT in October 1997. Prior to our inception in January 1996, our business was conducted as a division of IDT. Therefore, we have only a limited operating history. As an early stage company in the new and rapidly evolving Internet telephony market, we face numerous risks and uncertainties. We cannot assure you that our business strategy will be successful or that we will successfully address these risks.

We have a history of operating losses and anticipate losses for the foreseeable future.

   We incurred net losses of approximately $3.5 million during fiscal 1998 and approximately $2.1 million for the six months ended January 31, 1999. As of January 31, 1999 we had an accumulated deficit of approximately $7.8 million. We have not achieved profitability to date and expect to continue to incur operating losses for the forseeable future. We expect that operating and marketing expenses will increase significantly during the next several years. In order to achieve and maintain profitability we will need to generate significant revenue and we cannot assure you that we will generate sufficient revenue for profitability. Even if we do achieve profitability, we cannot assure you that we will be able to sustain or increase profitability on a quarterly or annual basis in the future. If revenue grows more slowly than we anticipate or if operating and marketing expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be materially adversely affected. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our history of losses and anticipation of continued losses.

We intend to pursue multiple streams of revenue, many of which are unproven.

   To date, we have generated revenue from routing minutes of use of our services over the Internet. In the future, we intend to pursue new revenue streams by leveraging our Internet telephony expertise to integrate real-time voice communication capabilities into the Web. For example, we intend to pursue new Web-based revenue opportunities from banner and audio advertising, as well as from sponsorship opportunities on our user interface and our EZSurf.com shopping portal. We intend to explore the availability of transaction-based revenue opportunities. We have not generated this type of revenue before. We intend to devote significant capital and resources to create these new revenue streams and we cannot ensure that our investments will be profitable. To be successful, we must, among other things, develop and market products and services that achieve broad market acceptance by individuals, businesses, online retailers and advertisers. We cannot assure you that the market for our new products and services will develop or that demand for our new products and services will emerge or grow.

We may have difficulties managing our expanding operations, which may reduce our chances of achieving profitability.

   Our rapid growth has placed a significant strain on our managerial, operating, financial and other resources. We expect this rapid growth to continue and expect these strains to continue over time. Our future performance will depend, in part, on our ability to manage this growth effectively. To that end, we will have to undertake the following tasks, among others:

  . develop our operating, administrative and financial and accounting systems and controls;

  . improve coordination among our engineering, accounting, finance, marketing and operations personnel;

  . enhance our management information systems capabilities; and . hire and train additional qualified personnel.

We cannot assure you that we will be able to accomplish these tasks, and if we are unable to accomplish any of them, our business would be materially adversely affected.

A failure to establish and maintain strategic relationships could limit our ability to increase our sales.

   We believe that our success depends, in part, on our ability to develop and maintain strategic relationships with leading Internet companies and computer hardware and software companies as well as key marketing distribution partners. If any of our strategic relationships are discontinued, sales of our products and services and our ability to maintain or increase our customer base may be substantially diminished. We currently have strategic relationships with Netscape, Yahoo!, Excite and others. We depend on these relationships to:

  .  distribute our products to potential customers;

  .  increase usage of our services;

  .  build brand awareness; and

  .  cooperatively market our products and services.

We depend on resellers to market and distribute our products and services internationally and to provide local customer support.

   We must forge relationships with resellers in markets where our products and services are not adequately marketed and maintain relationships in those markets we are seeking to penetrate further. Resellers also typically provide local customers with front-line support. If we hire a reseller who fails to market our products and services effectively, we could lose market share. Additionally, if a reseller provides poor customer service, we could lose brand equity. Therefore, we must maintain and hire additional resellers throughout the world that are capable of providing high-quality sales and service efforts. The loss of a reseller in a key market, or the failure of a current or future reseller to adequately provide customer support could materially adversely affect our business, results of operations and financial condition.

Competition could reduce our market share and decrease our revenue.

   The market for our services has been extremely competitive, and is expected to be so for the foreseeable future. Many companies offer Internet telephony products and services, and many of these companies have a substantial presence in this market. Most of the current Internet telephony products permit voice communications over the Internet between two parties that are both connected to the Internet with sound-equipped personal computers and where both parties are using identical Internet telephony software products. Current product offerings include VocalTec Communications' Internet Phone, QuarterDeck's WebPhone and Microsoft's NetMeeting.

   In addition, a number of large telecommunications providers and equipment manufacturers, such as Cisco, Lucent, Northern Telecom and Dialogic, have announced that they intend to offer server-based products. These products are expected to allow voice communications over the Internet between parties using a personal computer and a telephone and between two parties using telephones. Cisco Systems has also taken a further step by recently acquiring two companies that produce devices that help Internet service providers transition voice and data traffic to cell and packet networks while maintaining traditional phone usage and infrastructure. Internet telephony service providers, such as ICG Communications, IPVoice.com, ITXC, RSL Communications (through its Delta Three subsidiary) and VIP Calling, route Internet telephony traffic to destinations on a worldwide basis. In addition, major long distance providers, such as AT&T, Deutsche Telekom, Frontier, MCI WorldCom, and Qwest Communications, as well as other major companies such as Motorola and Intel, have all entered or plan to enter the Internet telephony market. Many of our competitors are larger than and have substantially greater financial, distribution and marketing resources than we do. We cannot be certain that we will be able to compete successfully in the developing Internet telephony market.

We face pricing pressures, which may lessen our competitive pricing advantage.

   The success of our current product and service offerings is based on our ability to provide discounted voice communications by taking advantage of cost savings achieved through Internet telephony. In recent years, the price of traditional domestic and international long distance calls has been declining. In response to these declines, we have lowered the price of our service offerings. Should prices of traditional long distance calls decline to a point where we no longer have a price advantage over our competitors, we would lose a significant competitive advantage and would have to rely on factors other than price to differentiate our product and service offerings. If we fail to do so, our business could be materially adversely affected.

We need to hire and retain personnel to sustain our business.

   Our performance is highly dependent on the continued services of our executive officers and other key personnel, the loss of any of whom could materially adversely affect our business, results of operations and financial condition. We have an employment agreement with only one of our executive officers, Clifford M. Sobel, our Chairman and President.

   We need to attract and retain other highly-skilled technical and managerial personnel for whom there is intense competition. We cannot assure you that we will be able to attract and retain the personnel necessary for the development of our business. The inability to attract and retain qualified technical and managerial personnel would materially adversely affect our business, results of operations and financial condition.

We may not succeed in maintaining our brand and name recognition.

   We believe that establishing and maintaining a brand and name recognition is critical for attracting and expanding our targeted client base and that the importance of reputation and name recognition will increase as competition in the Internet telephony market increases. Promotion and enhancement of our name will depend on the effectiveness of our marketing and advertising efforts and on our success in continuing to provide high-quality products and services, neither of which can be assured. If our customers do not perceive our service to be effective or of high quality, our brand and name recognition would be materially adversely affected.

We are subject to risks associated with our international operations.

   As of January 31, 1999, approximately 60% of our customers were based outside of the United States, generating approximately 58% of our revenues during the six months ended on that date. A significant component of our strategy is to continue to expand internationally. We cannot assure you that we will be successful in expanding into additional international markets. In addition to the uncertainty regarding our ability to generate revenue from foreign operations and expand our international presence, there are certain risks inherent in doing business on an international basis, including:

  .  changing regulatory requirements;

  .  increased bad debt and subscription fraud;

  .  legal uncertainty regarding liability, tariffs and other trade barriers;

  .  political instability; and

  .  potentially adverse tax consequences.

We cannot assure you that one or more of these factors will not materially adversely affect our business, results of operations and financial condition.

We depend on other telecommunications carriers to route our traffic.

   We do not own any local exchange transmission facilities and own only limited intra-national transmission facilities. All of the telephone calls made by our customers are connected at least in part through leased transmission facilities. In many of the foreign jurisdictions in which we conduct or plan to conduct business, the primary provider of significant intra-national transmission facilities is the national telephone company. Accordingly, we may be required to lease transmission capacity at artificially high rates from a monopolistic provider. These rates may prevent us from generating a profit on those calls. In addition, national telephone companies may not be required by law to allow us to lease necessary transmission lines or, if applicable law requires national telephone companies to lease transmission lines to us, we may encounter delays in negotiating leases and interconnection agreements, and commencing operations. Additionally, disputes may result with respect to pricing terms and billing.

   In the United States, the providers of local exchange transmission facilities are generally the incumbent local exchange carriers, including the regional Bell operating companies. The permitted pricing of local exchange facilities that we lease in the United States is subject to uncertainties. The Federal Communications Commission issued an order requiring incumbent local exchange carriers to price those facilities at total element long-run incremental cost, and the United States Supreme Court recently upheld the FCC's jurisdiction to set a pricing standard for incumbent local exchange carrier facilities provided to competitors. However, the incumbent local exchange carriers can be expected to bring further legal challenges to the FCC's total element long-run incremental cost standard and, if they succeed, the result may be to increase the cost of incumbent local exchange carrier facilities obtained by us.

   Many of the international telephone calls made by our customers are transported via transmission facilities that we lease from our current and potential competitors, including AT&T Global Networks, Frontier and MCI WorldCom. We lease facilities from local exchange carriers that are our competitors, such as the regional Bell operating companies. We generally lease lines on a fixed-cost basis. These include leases of transmission capacity for point-to-point circuits on a monthly or longer-term fixed-cost basis.

Our systems may not accommodate significant growth in the number of users.

   Our success depends on our ability to handle a large number of simultaneous calls. We expect that the volume of simultaneous calls will increase significantly as we expand our operations. If this occurs, additional stress will be placed upon the network hardware and software that manages our traffic. We cannot assure you of our ability to efficiently manage a large number of simultaneous calls. If we are not able to maintain an appropriate level of operating performance, or if our service is disrupted, then we may develop a negative reputation and our business, results of operations and financial condition would be materially adversely affected.

Because we are unable to predict the volume of usage and our capacity needs, we may enter into disadvantageous contracts.

   We expect that the number of calls that we handle over our network will continue to grow in the future. In order to ensure that we are able to handle such additional usage, we have agreed to pay IDT a one-time fee of approximately $6.0 million for a 20-year right to use part of the capacity of a new DS3 network which is under construction. This network has been pledged by IDT to its lenders under a credit facility. We may have to enter into additional long-term agreements for leased capacity. To the extent that we overestimate the volume of calls, we may be obligated to pay for more transmission capacity than we actually use, resulting in our incurring costs without corresponding revenue. Conversely, if we underestimate our capacity needs, we may be required to obtain additional transmission capacity through more expensive means. We cannot assume that such capacity will be available. The occurrence of either of these situations could significantly reduce our operating margins.

We are uncertain about our need for and availability of additional funds.

   Due to our limited operating history and the early stage of the Internet telephony market, our future capital needs are difficult to predict. We may require additional capital in order to take advantage of unanticipated opportunities, including strategic alliances and potential acquisitions, or to respond to changing business conditions and unanticipated competitive pressures. Additionally, funds from operations may be less than anticipated. Should these circumstances arise, we may need to raise additional funds either by borrowing money or issuing additional equity. We cannot assure you that we will be able to raise such funds on favorable terms or at all. If we are unable to obtain additional funds, then we may be unable to take advantage of new opportunities or take other actions that otherwise might be important to our business, results of operations and financial condition.

We are subject to risks associated with system failures, delays and inadequacies.

   Our success depends on our ability to provide efficient and uninterrupted, high-quality Internet telephony services. Any damage to or failure of our systems or operations could result in reductions in, or terminations of, our services. In addition, in the case of frequent or persistent system failures, our brand and reputation could be materially adversely affected. Our systems and operations are vulnerable to damage or interruption from natural disasters, power loss, telecommunication failures, physical or electronic break-ins, sabotage, intentional acts of vandalism and similar events that may be or may not be beyond our control. The occurrence of any or all of these events could materially adversely affect our business, results of operations and financial condition.

Unauthorized use of our intellectual property by third parties may damage our brand.

   We regard our copyrights, service marks, trademarks, trade secrets and other intellectual property as critical to our success. Unauthorized use of our intellectual property by third parties may damage our brand and reputation. We rely on trademark and copyright law, trade secret protection and confidentiality agreements with our employees, customers, partners and others to protect our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without authorization. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of some foreign countries are uncertain or do not protect intellectual property rights to the same extent as do the laws of the United States. See "Business--Intellectual Property."

Defending against intellectual property infringement claims could be expensive and could disrupt our business.

   We cannot be certain that our products do not or will not infringe upon valid patents, trademarks, copyrights or other intellectual property rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. We may incur substantial expenses in defending against these third-party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability or may materially disrupt the conduct of our business. See "Business--Intellectual Property."

Our products and services are aubject to risks related to the year 2000 problem.

   Many computer systems and software products are coded to understand only dates that have two digits for the relevant year. These systems and products need upgrading to accept four digit entries in order to distinguish 21st century dates from 20th century dates. Without upgrading, many computer applications could fail or create erroneous results beginning in the year 2000. We are conducting an assessment to ensure that our computer-related applications will not fail or create erroneous results as a result of these issues. The "Year 2000" problems of companies on the Internet generally could affect our systems or operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Systems Costs" for a more complete description of the Year 2000 risks that we face and the steps we have taken to reduce those risks.

                              Risks Related to IDT

We depend on IDT.

   We have historically been dependent on IDT for various services, including accounting, human resources, legal and marketing, as well as for working capital. We also have been substantially dependent upon IDT's telecommunications network to carry our Internet telephony services. In May 1999, we entered into agreements with IDT under which IDT will continue to provide these services. When the terms of these agreements expire, we will need either to extend the term of these agreements, engage other entities to perform these services or perform these services ourselves. In addition, after the initial term, these agreements are terminable by either party upon prior written notice. We cannot assure you that IDT will not terminate these agreements or continue to provide these services after the initial term of the agreements, or that the cost of these services will not be significantly higher if we purchase services from other parties or devote resources to handle these functions internally. See "Certain Transactions--Relationship with IDT."

We may experience conflicts of interest with IDT, which may not be resolved in our favor.

   After this offering, two members of our board of directors will also be officers of IDT, and one of them will be a member of IDT's board of directors as well. Clifford Sobel, our Chairman and President, has an option to transfer his interest in us to IDT in exchange for an option to purchase 875,000 shares of IDT common stock at a purchase price of $6.50 per share. See "Certain Transactions." In addition, certain of our executive officers, directors and employees hold shares of IDT common stock and options to acquire shares of IDT common stock. These individuals may have conflicts of interest with respect to certain decisions involving business opportunities and similar matters that may arise in the ordinary course of our business or the business of IDT. If conflicts arise with IDT, we expect to resolve those conflicts on a case-by-case basis, and in the manner required by applicable law and customary business practices, subject to our agreement with IDT to resolve disputes involving $5.0 million or less through mandatory, binding arbitration. Conflicts, if any, could be resolved in a manner adverse to us and our stockholders, which could materially adversely affect our business, results of operations and financial condition.

Through its ownership of our stock, IDT may be able to exert substantial influence over our management and corporate affairs.

   Immediately following this offering, IDT will own approximately   % of the
outstanding shares of our Class A stock. Because the holders of Class A stock
are entitled to two votes per share, IDT will control   % of the voting power
of our outstanding capital stock. IDT's ownership will increase further if Clifford Sobel exercises his option to transfer his interest in us to IDT in exchange for an option to purchase shares of IDT. Therefore, IDT will have the power to determine the election of our directors, the appointment of new management and the approval of any other action requiring the approval of our stockholders, including any amendments to our certificate of incorporation and mergers or sales of all of our assets. In addition, without the consent of IDT, we could be prevented from entering into certain transactions that could be beneficial to us. Third parties could be discouraged from making a tender offer or bid to acquire us because of IDT's stockholdings and voting rights. See "Principal Stockholders."

IDT has pledged shares of our stock to secure a credit facility, which may be transferred to a third party.

   IDT's shares of our capital stock are pledged as collateral to secure a credit facility. The lenders under the credit facility have agreed to release IDT's shares in order to permit IDT to transfer our shares free and clear of any liens as and when IDT seeks to transfer our shares. Such transferability will cease if IDT's ownership of our capital stock drops below 50% of that which it owns 72 hours after the consummation of this offering. If IDT defaults in its obligations under the pledge agreement, then a third party would acquire the voting rights with respect to the pledged stock and become party to our intercompany agreements. We cannot assume that a third party would maintain good relations with us or maintain or renew our agreements with IDT.

                         Risks Related to Our Industry

Our future growth depends upon an increase in the use of the Internet as a medium for voice communications.

   The Internet telephony market is new and rapidly evolving, and the technology is still in the early stages of development. Historically, the sound quality of Internet telephony calls was poor. As the industry has grown, substantial improvements to sound quality have been made but technological hurdles still need to be resolved. Additionally, the capacity constraints of the public Internet network may, if not resolved, impede further development of Internet telephony to the extent that callers experience delays, errors in transmissions or other difficulties. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for our services are subject to a high level of uncertainty and risk. In particular, the Internet must be accepted as a viable alternative to traditional telephony service. Customers that have already invested substantial resources in integrating traditional telephony service with their operations may be particularly reluctant or slow to adopt a new technology that makes their existing infrastructure obsolete. Because this market is new and evolving, it is difficult to predict the size of this market and its growth rate. If the Internet telephony market fails to develop, develops more slowly than we expect or becomes saturated with competitors, then our business, results of operations and financial condition will be materially adversely affected.

Our future success depends upon the increased use of the Internet.

   The use of the Internet as a commercial marketplace is at an early stage of development. Demand and market acceptance for recently introduced products and services over the Internet are still uncertain. We cannot predict whether customers will be willing to shift their traditional activities online. For example, we do not know if people will increase their usage of online directories or make online purchases. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including:

  .  concerns about security;

  .  Internet network congestion;

  .  inconsistent quality of service; and

  .  lack of cost-effective, high-speed access.

If the use of the Internet as a commercial marketplace does not continue to grow, then our business, results of operations and financial condition will be materially adversely affected.

Our success depends, in part, on our ability to keep pace with rapid technological change.

   Our continued success depends, in part, on our ability to keep pace with rapid technological change, new product development and industry standards and practices. Technological advancements have allowed the use of packet-switching technology for the transmission of calls. The development of voice applications for the Internet is part of a larger trend of convergence of standard voice and data networks. We believe that the providers of packet-switching technology will be able to offer quality communications services at rates that are significantly less than the rates currently charged for long distance calls. However, our failure to respond quickly and cost-effectively to these developments would materially adversely affect our business, results of operations and financial condition.

Governmental regulations regarding the Internet may be enacted, which could impede our business.

   To date, governmental regulations have not materially restricted use of the Internet in our markets. However, the legal and regulatory environment that pertains to the Internet is uncertain and may change. Uncertainty and new regulations could increase our costs of doing business and prevent us from delivering our products and services over the Internet. The growth of the Internet may also be significantly slowed. This could delay growth in demand for our products and services and limit the growth of our revenue.

   In addition to new regulations being adopted, existing laws may be applied to the Internet. See "Business--Regulation." New and existing laws may cover issues which include:

  .  sales and other taxes;

  .  access charges;

  .  user privacy;

  .  pricing controls;

  .  characteristics and quality of products and services;

  .  consumer protection;

  .  cross-border commerce;

  .  copyright, trademark and patent infringement; and

  .  other claims based on the nature and content of Internet materials.

We may be the victim of fraud or theft of service.

   From time to time, callers have obtained our services without rendering payment by unlawfully using our access numbers and personal identification numbers. We attempt to manage these theft and fraud risks through our internal controls and our monitoring and blocking systems. To date, we have not experienced material losses from the unauthorized use of access numbers and personal identification numbers. However, we can provide no assurance that our risk management practices will be sufficient to protect us in the future from unauthorized transactions or thefts of services that could materially adversely affect our business.

                         Risks Related to this Offering

Market volatility may affect our stock price.

   The market price for our common stock could be highly volatile and subject to wide fluctuations in response to the following factors:

  .  quarterly variations in our operating results;

  .  announcements of technological innovations by us or our competitors;

  .  announcements of new products or services by us or our competitors;

  . investor perception of us, the Internet telephony market or the Internet in general;

  .  changes in financial estimates by securities analysts; and

  .  general economic and market conditions.

   The stock of many Internet-related companies has experienced significant fluctuations in trading price and volume. Often these fluctuations have been unrelated to operating performance. In the past, following periods of market volatility, security holders of these companies have instituted class action litigation. If the market value of our stock experiences adverse fluctuations, and we become involved in this type of litigation, regardless of the outcome, we could incur substantial legal costs and management's attention could be diverted. These developments could materially adversely affect our business, results of operations and financial condition. Declines in the market price of our common stock could also materially adversely affect employee morale and retention, our access to capital and other aspects of our business.

The sale of a substantial number of shares of our common stock after this offering may affect our stock price.

   The market price of our common stock could drop as a result of sales of substantial amounts of common stock in the public market after the closing of this offering or the perception that substantial sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our common stock.

We will have broad discretion over the use of the proceeds from this offering.

   We have significant flexibility in applying the proceeds we receive in this offering. Other than repayment of $7.0 million on an outstanding note to IDT, the proceeds are not required to be allocated to any specific investment or transaction. Therefore, you cannot determine the value or propriety of our use of proceeds. See "Use of Proceeds" for a more detailed description of how we intend to apply the proceeds from this offering.

We do not expect to pay dividends to our stockholders.

   We have not paid any cash dividends on our common stock and anticipate for the foreseeable future that any earnings will be retained for the operation and expansion of our business. See "Dividend Policy."

Our certificate of incorporation, our bylaws and Delaware law make it difficult for a third party to acquire us, despite the possible benefit to our stockholders.

   Provisions of our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For example, our certificate of incorporation provides for a classified board of directors, meaning that only approximately one-third of our directors will be subject to re-election at each annual stockholder meeting. Moreover, our certificate of incorporation creates a class of stock with super-voting rights. The holders of Class A stock are entitled to two votes per share while the holders of common stock are entitled to one vote per share. Except as otherwise required by law or as described below, the holders of Class A stock and common stock will vote together as a single class on all matters presented to the stockholders for their vote or approval, including the election of directors. The holders of Class A stock may have the ability to elect all of our directors and to effect or prevent certain corporate transactions. These provisions could discourage takeover attempts and could materially adversely affect the price of our stock.

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains "forward-looking statements." These forward-looking statements include, without limitation, statements about our market opportunity, our strategies, competition, expected activities and expenditures as we pursue our business plan, and the adequacy of our available cash resources. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors described above and elsewhere in this prospectus.

                                USE OF PROCEEDS

   Net2Phone will receive net proceeds of $     from the sale of      shares of
common stock (and an additional $     from the sale of      shares if the
underwriters over-allotment option is exercised in full) at the initial public
offering price of $   per share after deducting underwriting commissions and
discounts of $     (and an additional $     if the underwriters' over-allotment
option is exercised in full) and estimated expenses of $    .

   We intend to use $7.0 million of the net proceeds from this offering to repay a portion of the $14.0 million note outstanding to IDT. The note accrues interest at the rate of 9% per annum and matures on May 30, 2004. The balance of the proceeds will be used for the following purposes:

  .  for developing and maintaining strategic Internet relationships;

  .  for advertising and promotion;

  .  for research and development;

  .  for upgrading and expanding our network; and

  .  for general corporate purposes, including working capital.

   Pending application, the net proceeds will be invested in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

   We have not paid any dividends in the past and do not intend to pay cash dividends on our capital stock for the foreseeable future. Instead, we intend to retain all earnings for use in the operation and expansion of our business.

                                 CAPITALIZATION

   The following table sets forth:

  .  our actual capitalization as of January 31, 1999;

  .  our pro forma capitalization to give effect to:

      .  the conversion of IDT's common stock into Class A stock,

      . our private placement of 9,420,000 shares of Series A convertible preferred stock and associated warrants to purchase common stock in May 1999,

      . the exercise of stock options to purchase 1,345,219 shares of common stock in exchange for promissory notes and cash, and

      . the conversion of 9,420,000 shares of Series A convertible preferred stock into Class A stock; and

  .  pro forma capitalization, as adjusted to give further effect to the sale
     of      shares of common stock offered by us in this offering at an
     assumed initial public offering price of $   per share, after deducting
     the underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds from this offering.

   See "Use of Proceeds." All of the data below exclude 3,671,399 shares of common stock issuable upon exercise of stock options and warrants to purchase 272,400 shares at a weighted average exercise price of $3.33 per share. See "Management--1999 Stock Incentive Plan" and "Certain Transactions--Relationship with Other Investors."

                                                  January 31, 1999
                                         -------------------------------------
                                                                    Pro Forma
                                           Actual      Pro Forma   As Adjusted
                                         -----------  -----------  -----------
Due to IDT.............................. $13,862,833  $13,862,833  $ 6,862,833
Redeemable convertible preferred stock,
 Series A, $.01 par value; 3,150,000
 shares authorized, no shares issued and
 outstanding............................          --           --           --
Stockholders' (deficit) equity:
  Preferred stock, $.01 par value;
   6,850,000 shares authorized, no
   shares issued and outstanding........          --           --           --
  Common stock, $.01 par value;
   95,000,000 shares authorized;
   30,960,000 (actual) 4,683,129 (pro
   forma) and           (pro forma as
   adjusted) shares issued and
   outstanding..........................     100,100       46,831
  Class A stock, $.01 par value;
   15,000,000 shares authorized; none
   (actual) 37,042,090 (pro forma) and
             (pro forma as adjusted)
   shares issued and outstanding........          --      370,421
  Additional paid-in capital............          --   34,066,908
  Loans to stockholders.................          --   (3,149,990)
  Accumulated deficit...................  (7,825,729)  (7,825,729)  (7,825,729)
                                         -----------  -----------  -----------
    Total stockholders' (deficit)
     equity.............................  (7,725,629)  23,508,441
                                         -----------  -----------  -----------
       Total capitalization............. $ 6,137,204  $37,371,274  $
                                         ===========  ===========  ===========

                                    DILUTION

   The net tangible book value of Net2Phone common stock and Class A stock as of January 31, 1999, as adjusted to give effect to a private placement of 9,420,000 shares of Series A preferred stock in May 1999 and the exercise of stock options to purchase 1,345,219 shares of common stock, was $18.5 million, or $0.44 per share of common stock and Class A stock. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the total number of shares of common stock outstanding.

   After giving effect to this offering and the receipt of an assumed $
million of net proceeds from this offering (based on an assumed initial public
offering price of $   per share) and the issuance of 9,420,000 shares of Series
A preferred stock in May 1999, the pro forma net tangible book value of the
common stock as of January 31, 1999 would have been approximately $   million,
or $   per share. This amount represents an immediate increase in net tangible
book value of $   per share to the existing stockholder and an immediate
dilution in net tangible book value of $   per share to purchasers of common
stock in this offering. Dilution is determined by subtracting pro forma net tangible book value per share after this offering from the amount of cash paid by a new investor for a share of common stock. The following table illustrates such dilution:

  Assumed initial public offering price per share.......................     $
    Net tangible book value per share at ............................... $
                                                                         ---
    Increase per share attributable to new investors....................
  Pro forma net tangible book value per share after this offering.......
                                                                             ---
  Dilution per share to new investors...................................     $
                                                                             ===

   The following table sets forth, as of January 31, 1999, on the pro forma basis described above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors who purchase shares of common stock in this offering, before deducting the estimated underwriting discounts and commissions and offering expenses.

                          Shares Purchased  Total Consideration
                         ------------------ -------------------      Average Price
                           Number   Percent  Amount      Percent       Per Share
                         ---------- ------- ----------  ----------   -------------
  Existing
  stockholders.......... 41,725,219       %        $               %      $
  New investors.........
                         ----------  -----   ----------   ---------
      Total.............             100.0%  $                     %
                         ==========  =====   ==========   =========

                            SELECTED FINANCIAL DATA

   The following selected financial data should be read in conjunction with our financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the period from January 2, 1996 (date of inception) to July 31, 1996, fiscal 1997 and fiscal 1998 and the balance sheet data as of July 31, 1996, 1997 and 1998 are derived from our financial statements that have been audited by Ernst & Young LLP, independent auditors, which are included elsewhere in this prospectus. The statement of operations data for the six months ended January 31, 1998 and 1999 and the balance sheet data as of January 31, 1999 have been derived from our unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial data for the periods presented. The financial data for the interim periods is not necessarily indicative of results that may be expected for any other interim period or for the year as a whole.

                           Period from
                         January 2, 1996        Year Ended              Six Months Ended
                           (inception)           July 31,                  January 31,
                         to July 31, 1996 ------------------------  --------------------------
                                             1997         1998          1998          1999
                         ---------------- -----------  -----------  ------------  ------------
Statement of Operations
 Data:
 Revenue:
  PC2Phone..............     $      --    $ 2,170,442  $ 7,962,821  $  3,071,410  $  8,586,422
  Phone2Phone...........            --            272    2,030,516       219,422     3,567,781
  Other.................            --        481,589    2,012,635     1,724,090     1,011,683
                            ----------    -----------  -----------  ------------  ------------
    Total Revenue.......            --      2,652,303   12,005,972     5,014,922    13,165,886
                            ----------    -----------  -----------  ------------  ------------
 Cost and expenses:
  Direct cost of
   revenue..............            --      1,553,443    6,848,759     1,672,440     7,323,751
  Sales and marketing...        34,468         76,724    2,887,766       450,105     2,991,713
  General and
   administrative.......       465,015      2,599,283    5,087,628     1,804,058     4,187,024
  Depreciation..........         8,275        120,500      726,508       192,013       739,033
                            ----------    -----------  -----------  ------------  ------------
    Total costs and
     expenses...........       507,758      4,349,950   15,550,661     4,118,616    15,241,521
                            ----------    -----------  -----------  ------------  ------------
 (Loss) income from
  operations and net
  (loss) income.........     $(507,758)   $(1,697,647) $(3,544,689) $    896,306  $ (2,075,635)
                            ==========    ===========  ===========  ============  ============
 Net (loss) income per
  share--basic and
  diluted...............     $   (0.02)   $     (0.05) $     (0.11) $       0.03  $      (0.07)
                            ==========    ===========  ===========  ============  ============
 Shares used in
  calculation of basic
  and diluted net
  (loss) income per
  share.................    30,960,000     30,960,000   30,960,000    30,960,000    30,960,000


                                                        July 31,                  January 31,
                                          --------------------------------------  ------------
                                             1996         1997          1998          1999
                                          -----------  -----------  ------------  ------------
Balance Sheet Data:
 Cash and cash equivalents...............   $      --  $        --  $     10,074  $     10,074
 Working capital.........................    (681,532)  (3,004,830)  (11,149,553)  (19,969,475)
 Total assets............................     174,674      916,025     6,975,108    12,446,271
 Due to IDT..............................     681,532    2,860,329    11,814,988    13,862,833
 Total stockholders' (deficit)...........    (507,758)  (2,105,305)   (5,649,994)   (7,725,629)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with our financial statements and notes thereto. The historical financial information included in this prospectus does not necessarily reflect what our financial condition and results of operations would have been had we been operated as an independent entity during the periods presented.

Overview

   Net2Phone is a leading provider of voice-enhanced Internet communications services to individuals and businesses worldwide. Our services enable our customers to make low-cost, high-quality phone calls over the Internet using their personal computers or traditional telephones. We began our operations in January 1996, launched our first Net2Phone product in August 1996, and were established as a separate subsidiary of IDT in October 1997. During the period ended July 31, 1996, we incurred approximately $500,000 in start-up costs, primarily for research and development. We have incurred net operating losses since inception and expect to incur additional losses for the foreseeable future, primarily as a result of increased sales and marketing efforts. As of January 31, 1999, we had accumulated net losses of approximately $7.8 million.

 Sources of Revenue

   To date, approximately 68% of our revenue has been derived from fees we charged our customers on a prepaid basis to use our PC2Phone service, and approximately 20% of our revenue has been derived from fees we charged our customers on a prepaid basis to use our Phone2Phone service. The remainder of our revenue has been derived from the sale of certain equipment such as Internet telephony gateways or Net2Phone Pro, a product that bundles our software with hardware for the personal computer, and for services we provide to IDT. In the future, in order to diversify and further enhance our revenue sources, we plan to introduce a variety of value-added services and Internet commerce solutions. In addition, we plan to sell Web-based advertising to further leverage our customer reach. To date, these additional products and services have provided no revenue and we do not anticipate material revenue from these additional products and services in fiscal 1999.

   Approximately 88% of our revenue is generated from fees we charge our customers on a prepaid basis to use our PC2Phone and Phone2Phone services. As of March 31, 1999, we were serving approximately 250,000 active customers who spent an average of 60 minutes per month using their personal computers to place calls over the Internet. We recognize revenue as our customers utilize the balances in their prepaid accounts by placing calls. As such, we typically have deferred revenue for all unutilized balances in our customers' accounts. The remaining 12% of our revenue, which is derived from equipment sales and from services provided to IDT, is recognized upon installation of the equipment and performance of the services.

 Cost Structure

   Our costs and expenses include:

  .  direct cost of revenue;

  .  sales and marketing;

  .  general and administrative; and

  .  depreciation.

 Direct Cost of Revenue

   Direct cost of revenue consists primarily of network costs associated with the routing and termination of our customers' traffic. These costs include:

  . amounts paid to carriers and Internet service providers to carry our traffic on both the Internet and traditional phone networks;

  .  the cost of leased routers and access servers;

  . recurring telecommunications costs, including the cost of local telephone lines to carry subscriber calls to our points of presence;

  . the costs associated with leased lines connecting our points of presence directly to the Internet or to our operations centers and connecting our operations centers to the Internet; and

  . Internet backbone costs, which are the amounts we pay to Internet service providers for bandwidth.

   We expect our direct cost of revenue to increase in absolute terms over time to support our growing customer base. While some of these costs are fixed, other costs vary on a per minute basis. Therefore, there may be some volatility in our direct cost of revenue as a percentage of revenue, particularly as we expand our network. We try to terminate calls on our own network whenever possible. When we cannot terminate calls on our network, we terminate calls on the network of other suppliers, primarily IDT. We expect to continue to utilize this process. We also expect the volume of traffic we terminate on IDT will decline in the future as we expand our own network infrastructure.

   Sales and Marketing. Sales and marketing includes the expenses associated with acquiring customers, including commissions paid to our sales personnel, advertising costs and referral fees. We expect sales and marketing expenses to increase over time as we aggressively market our products and services. Historically, sales and marketing expenses have been a relatively variable cost and are expected to increase both in terms of absolute dollars and as a percentage of revenue as our revenue grows. We expect to spend significant capital to build brand recognition. Most of our sales and marketing expenses will go toward securing significant and strategic relationships with a variety of portals, content providers, and other key destinations on the Web. We have concluded strategic alliances with Netscape, Yahoo!, ZDNet, and InfoSpace.com, and intend to continue to pursue relationships with other companies.

   General and Administrative. General and administrative expenses consist of the salaries of our employees and associated benefits, and the cost of travel, entertainment, rent and utilities. A large portion of our general and administrative expenses include operations and customer support. These include the expenses associated with customer service and technical support, and consist primarily of the salaries and employment costs of the employees responsible for those efforts. We expect operations and customer support expenses to increase over time to support new and existing customers. We expect general and administrative costs to increase to support our growth, particularly as we establish a larger organization to implement our business plan. Historically, we have included our research and development costs, comprised primarily of payroll expenses for our technical team of engineers and developers, in general and administrative expenses. We plan to incur additional costs for research and development, though they are not expected to increase as a percentage of revenue. Over time, we expect these relatively fixed general and administrative expenses to decrease as a percentage of revenue.

   Depreciation. Depreciation primarily relates to our hardware infrastructure. We depreciate our infrastructure over its estimated five-year useful life using the straight-line method. We plan to acquire a domestic DS3 network to provide additional capacity to handle the expected increase in customer traffic as our business grows. In addition, we will be adding more originating and terminating switch servers as traffic volumes justify, each of which can handle approximately 48 simultaneous calls. We expect depreciation to increase in absolute terms as we grow our networks to support new and acquired customers, but to decrease as a percentage of total revenue. We have entered into a strategic agreement with Netscape, part of which includes the purchase of software and trademark licenses. We expect to amortize the costs relating to the software and trademark licenses acquired from Netscape over the two-year term of the agreement.

   Dependence on IDT. Historically, we have been dependent on IDT for the termination of calls, for working capital, and for administrative services. In connection with establishing ourselves as an independent operating entity, we recently contracted with IDT for telecommunications services and administrative support on an arms-length basis. We believe that the terms of our agreements with IDT are no less favorable than those we would have obtained from unaffiliated third parties.

Results of Operations

  The following table sets forth certain items in our statement of operations as a percentage of total revenues for the periods indicated:

                                                Percentage of Revenue
                                      ----------------------------------------------
                                      Period from
                                      January 2,
                                         1996     Year Ended      Six Months Ended
                                      (inception)  July 31,          January 31,
                                      to July 31, -------------   ------------------
                                         1996     1997    1998      1998      1999
                                      ----------- -----   -----   --------  --------
    Revenue:
        PC2Phone..............              --     81.8%   66.3%      61.2%     65.2%
        Phone2Phone...........              --       --    16.9        4.4      27.1
        Other.................              --     18.2    16.8       34.4       7.7
                                         -----    -----   -----   --------  --------
               Total Revenue..              --    100.0   100.0      100.0     100.0
                                         -----    -----   -----   --------  --------
    Cost and expenses:
        Direct cost of
        revenue...............              --     58.6    57.0       33.3      55.6
        Sales and marketing...              --      2.9    24.1        9.0      22.7
        General and
        administrative........              --     98.0    42.4       36.0      31.8
        Depreciation..........              --      4.5     6.1        3.8       5.6
                                         -----    -----   -----   --------  --------
               Total costs and
               expenses.......              --    164.0   129.6       82.1     115.7
                                         -----    -----   -----   --------  --------
    (Loss) income from
       operations and net
       (loss) income..........              --    (64.0)% (29.6)%     17.9%    (15.7)%
                                         =====    =====   =====   ========  ========

Comparison of Six Months Ended January 31, 1998 and 1999

   Revenue. Revenue increased 164% from $5.0 million for the six months ended January 31, 1998 to $13.2 million for the six months ended January 31, 1999. Of total revenue for the six-months ended January 31, 1999, PC2Phone generated $8.6 million and Phone2Phone generated $3.6 million. The increase in revenue was primarily due to an increase in billed-minute usage resulting from additional marketing of our Internet telephony products and services. Specifically, revenue from PC2Phone services increased 177% from $3.1 million for the six months ended January 31, 1998 to $8.6 million in revenue for the corresponding six-month period in 1999. Revenue from Phone2Phone increased by a factor of 15 from $219,000 for the six months ended January 31, 1998 to $3.6 million for the six months ended January 31, 1999. We anticipate that revenue from PC2Phone and Phone2Phone will increase in absolute terms as our products become more widely distributed. However, as a percentage of revenue, we expect revenue from these products to decline over the next several years as we begin to market additional products and services and pursue additional sources of revenue.

   In addition, we recognized revenue from certain amounts charged to IDT and equipment sales, as shown above in the category "Other." From these intercompany transactions, including monitoring IDT's network operations center for Internet customers, we recognized revenue of approximately $209,000 and $333,000 for the six months ended January 31, 1998 and 1999, respectively. We also realized revenue from the sale of equipment, totaling approximately $1.5 million for the six months ended January 31, 1998 as compared to equipment sales of $338,000 for the six months ended January 31, 1999. Equipment sales for the six months ended January 31, 1999 were derived from our Net2Phone Pro product, while equipment sales for the six months ended January 31, 1998 represented Internet telephony servers sold to an international Phone2Phone reseller for deployment abroad. Revenue from equipment sales reflect events that we believe to be non-recurring and do not represent any trend.

   Direct Cost of Revenue. Direct cost of revenue increased by 329% from $1.7 million for the six months ended January 31, 1998 to $7.3 million for the six months ended January 31, 1999. As a percentage of total revenue, these costs increased from 33.3% for the six months ended January 31, 1998 to 55.6% for the six months ended January 31, 1999. This increase is primarily attributable to the fact that we sold $1.5 million of equipment in the six months ended January 31, 1998 as compared to $338,000 in the six months ended January 31, 1999. Such equipment sales have a low cost of sales associated with them. Over time, we expect direct cost of revenue to go down as a percentage of revenue. These costs should decrease as international competition among carriers intensifies, resulting in lower prices from our suppliers, and as we leverage our position as a large provider of services and deploy our own communications infrastructure. We expect to continue to utilize IDT's international and domestic networks at the current fair market value rates for termination. We also expect to incur additional costs in connection with the growth of our business, especially in connection with increasing our own network capacity to handle increased traffic volumes.

   Sales and Marketing. Sales and marketing expenses increased 567% from $450,000 for the six months ended January 31, 1998 to $3.0 million for the six months ended January 31, 1999. As a percentage of total revenue, these costs increased from 9.0% for the six months ended January 31, 1998 to 22.7% for the six months ended January 31, 1999. This increase primarily reflects the increased marketing and advertising expenses associated with the agreements established with Yahoo!, Excite and other strategic partners. We expect to continue to increase our advertising and marketing expenditures to further build brand recognition, and to enhance the distribution of our products and services.

   General and Administrative. General and administrative expenses increased 133% from $1.8 million for the six months ended January 31, 1998 to $4.2 million for the six months ended January 31, 1999. As a percentage of total revenue, these costs decreased from 36.0% for the six months ended January 31, 1998 to 31.8% for the six months ended January 31, 1999. This decrease primarily reflects the efficiencies we have begun to realize from our sales and support infrastructure. We believe that general and administrative expenses will continue to decline as a percentage of total revenue as a result of greater economies of scale and further efficiencies. In absolute terms, we expect these expenses to continue to increase as we incur additional costs in product development and costs associated with hiring additional personnel and adding new office space. Moreover, in absolute terms, our research and development expenses will increase as we hire the additional engineers necessary to continue the development of new products and services to compliment our existing customer platform. However, these research and development expenses are not expected to significantly increase as a percentage of our total revenue.

   Depreciation. Depreciation increased from $192,000 for the six months ended January 31, 1998 to $739,000 for the six months ended January 31, 1999. This increase is primarily attributable to the increase in capital expenditures for the deployment of communications equipment both domestically and internationally to manage increased customer volume. Depreciation will continue to increase as we build and acquire additional infrastructure, most notably through the acquisition of fiber transmission networks.

   (Loss) Income from Operations. Income from operations was $896,000 for the six months ended January 31, 1998 as compared to loss from operations of $2.1 million for the six months ended January 31, 1999. This change is due to the substantial increase in both sales and marketing expenses as well as general and administrative expenses we incurred as we expanded our corporate infrastructure and resources to gain additional market share. We anticipate continued and increasing losses as we pursue our strategy of maintaining our position as the premier provider of Internet telephony services.

Comparison of Fiscal Years Ended July 31, 1997 and 1998

   Revenue. Revenue increased 344% from $2.7 million for fiscal 1997 to $12.0 million for fiscal 1998. The increase in revenue was primarily due to an increase in billed-minute usage resulting from increased marketing of our Internet telephony products and services.

   Of total revenue for the year ended July 31, 1998, PC2Phone generated approximately $8.0 million in revenue and Phone2Phone generated approximately $2.0 million. The increase in revenue was primarily due to an increase in billed-minute usage due to the marketing of our Internet telephony products and services. Specifically, revenue from PC2Phone services increased 264% from $2.2 million in revenue for fiscal 1997 to $8.0 million in revenue for fiscal 1998. We realized significant revenue for the first time from our Phone2Phone services for fiscal 1998, as well as recorded revenue of approximately $1.5 million from the sale of equipment. In addition, we recognized revenue from amounts charged to IDT including monitoring the network operations center for IDT's Internet customers, of $297,000 and $453,000, respectively, for fiscal 1997 and 1998. We do not expect to realize significant revenue from the sale of equipment in the future.

   Direct Cost of Revenue. Direct cost of revenue increased by 325% from $1.6 million for fiscal 1997 to $6.8 million for fiscal 1998. As a percentage of total revenue, these costs decreased from 58.6% for fiscal 1997 to 57.0% for fiscal 1998. This decrease is primarily attributable to the impact of the higher margin Internet protocol gateways sold in the first half of fiscal 1998. Since we do not expect to realize significant revenue from the sale of Internet protocol gateways in the future, our direct costs will reflect our ability to terminate our traffic worldwide through our own network relationships or via those of IDT, our primary supplier. As a percentage of revenue we anticipate direct costs to remain approximately the same as our network expansion efforts mitigate potential pricing pressures.

   Sales and Marketing. Sales and marketing expenses increased by a factor of 37 from $77,000 for fiscal 1997 to $2.9 million for fiscal 1998. As a percentage of total revenue, these costs increased from 2.9% for fiscal 1997 to 24.1% for fiscal 1998. This increase primarily reflects the increased marketing and advertising expenses associated with the agreements established with Yahoo!, Excite and other strategic partners. We expect to continue to increase significantly our advertising and marketing expenditures to further build brand recognition, and to enhance the distribution of our products and services.

   General and Administrative. General and administrative expenses increased 96% from $2.6 million for fiscal 1997 to $5.1 million for fiscal 1998. As a percentage of total revenue, these costs decreased from 98.0% for fiscal 1997 to 42.4% for fiscal 1998. This decrease primarily reflects the efficiencies we have begun to realize from our sales and support infrastructure. We expect to continue to see further efficiencies with revenue per employee increasing and greater economies of scale, so that general and administrative expenses will continue to decline as a percentage of total revenue. In absolute terms, we expect these expenses to continue to increase as we incur additional costs associated with developing new products, hiring of additional personnel and adding new office space.

   Depreciation. Depreciation increased from $121,000 for fiscal 1997 to $727,000 for fiscal 1998. This increase is primarily attributable to the increase in capital expenditures for the deployment of communications equipment both domestically and internationally to manage increased customer volume.

   (Loss) Income from Operations. Loss from operations was $1.7 million for fiscal 1997 as compared to $3.5 million for fiscal 1998. The increased losses reflect the substantial increase in marketing and general and administrative costs we incurred as we expanded our corporate infrastructure and resources to gain additional market share for our products and services.

Period from January 2, 1996 (date of inception) to July 31, 1996

   During the period from January 2, 1996 (date of inception) to July 31, 1996, we did not generate any revenue. During this period, we incurred approximately $508,000 in start-up costs, primarily for research and development, as we prepared to introduce our products and services.

Quarterly Results of Operations

   The following table sets forth certain quarterly financial data for the six quarters ended January 31, 1999. This quarterly information is unaudited, has been prepared on the same basis as the annual financial statements, and, in our opinion, reflects all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the information for periods presented. Operating results for any quarter are not necessarily indicative of results for any future period.

                                                    Quarter Ended
                         ----------------------------------------------------------------------------
                          Oct. 31,    Jan. 31,    April 30,     July 31,      Oct. 31,      Jan. 31,
                            1997        1998        1998          1998          1998          1999
                         ----------  ----------  -----------   -----------   -----------   ----------
Revenue:
 PC2Phone............... $1,371,598  $1,693,812  $ 2,019,766   $ 2,831,645   $ 3,776,777   $4,809,844
 Phone2Phone............     70,939     148,572      799,324     1,011,701     1,287,415    2,280,366
 Other..................    825,000     905,000      120,362       208,253       599,227      412,456
                         ----------  ----------  -----------   -----------   -----------   ----------
   Total revenue........  2,267,537   2,747,384    2,939,452     4,051,599     5,663,419    7,502,466
Cost and expenses:
 Direct cost of
  revenue...............    602,389   1,070,051    1,916,861     3,259,456     3,353,247    3,970,504
 Sales and marketing....    133,963     316,141      912,955     1,524,708     1,299,903    1,691,610
 General and
  administrative........    730,893   1,073,165    1,450,229     1,833,341     1,900,234    2,286,790
 Depreciation...........     68,169     123,844      229,635       304,861       338,469      400,584
                         ----------  ----------  -----------   -----------   -----------   ----------
   Total costs and
    expenses............  1,535,414   2,583,201    4,509,680     6,922,366     6,891,853    8,349,868
                         ----------  ----------  -----------   -----------   -----------   ----------
(Loss) income from
 operations and net
 (loss) income.......... $  732,123  $  164,163  $(1,570,228)  $(2,870,767)  $(1,228,434)  $ (847,202)
                         ==========  ==========  ===========   ===========   ===========   ==========
                                              As a Percentage of Revenue
                         ----------------------------------------------------------------------------
Revenue:
 PC2Phone...............       60.5%       61.7%        68.7%         69.9%         66.7%        64.1%
 Phone2Phone............        3.1         5.4         27.2          25.0          22.7         30.4
 Other..................       36.4        32.9          4.1           5.1          10.6          5.5
                         ----------  ----------  -----------   -----------   -----------   ----------
   Total revenue........      100.0       100.0        100.0         100.0         100.0        100.0
Cost and expenses:
 Direct cost of
  revenue...............       26.6        38.9         65.2          80.4          59.2         52.9
 Sales and marketing....        5.9        11.5         31.1           7.6          23.0         22.6
 General and
  administrative........       32.2        39.1         49.3          45.2          33.6         30.5
 Depreciation...........        3.0         4.5          7.8           7.5           6.0          5.3
                         ----------  ----------  -----------   -----------   -----------   ----------
   Total costs and
    expenses............       67.7        94.0        153.4         170.9         121.7        111.3
                         ----------  ----------  -----------   -----------   -----------   ----------
(Loss) income from
 operations and net
 (loss) income..........       32.3%        6.0%       (53.4)%       (70.9)%       (21.7)%      (11.3)%
                         ==========  ==========  ===========   ===========   ===========   ==========

   We have experienced growth in revenue in each quarter since inception, reflecting greater acceptance and usage of our products and services by our expanded customer base. Since we derive revenue from more than one source, mainly from both services and the sale of certain equipment, we have experienced volatility in our direct costs of revenue. Specifically, our direct costs in the first two quarters of fiscal 1998 were low as a percentage of total revenue due to the $1.5 million sale of certain Internet protocol gateways. Since these sales were on a non-recurring basis, we realized a significant, albeit temporary, reduced direct cost of revenue for these two quarters.

   In the second half of fiscal 1998, we increased our advertising expenditures as we began marketing our Phone2Phone service. Revenue from our Phone2Phone service grew from approximately 5% of total revenue in the first half of the year to 25% of total revenue in the latter half. We experienced start-up costs for Phone2Phone that increased our direct costs for those two quarters. However, we have been able to reduce direct costs for our Phone2Phone product as we expanded our network and infrastructure in the first two quarters of 1999, which resulted in lower total direct costs. In the most recent quarter, direct costs as a percentage of revenue accounted for approximately 53% as compared to 80% in the quarter ended July 31, 1998. Our increased sales and marketing expenses reflect the relationships we have with various online strategic partners with whom we advertise our PC2Phone and Phone2Phone services. We anticipate increased investment in sales and marketing to further build brand recognition of our products and services.

   As a result of our limited operating history and the emerging nature of the markets in which we compete, we are unable to accurately forecast our revenue and direct costs as they may be impacted by a variety of factors. These factors include the level of use of the Internet as a communications medium, seasonal trends, bandwidth constraints, the amount and timing of our capital expenditures, introduction of new services by us or our competitors, price competition, technical difficulties or system downtime, and the development of regulatory restrictions.

Liquidity And Capital Resources

   Since inception in January 1996, we have financed our operations through capital advances from IDT and through cash flow from operations. In May 1999 we raised net proceeds of $29.9 million from the sale of Series A preferred stock and warrants. As of January 31, 1999, we had $10,000 in cash and cash equivalents. Our operating activities generated positive cash flow of $353,000 in the six months ended January 31, 1998 compared to $428,000 in the six months ended January 31, 1999.

   Cash used in investing activities was $1.6 million and $2.5 million for the six months ended January 31, 1998 and 1999, respectively. Our use of cash in investing activities was principally for the purchase of telecommunications and Internet equipment.

   We have a $14.0 million note payable to IDT. This debt represents advances for working capital and capital expenditures since inception. $7.0 million of this note will be repaid with proceeds from this offering. The remaining balance of $7.0 million will be self amortizing and payable to IDT in 60 monthly installments of principal and interest at a rate of 9% per annum.

   Our principal commitments following the closing of this offering are expected to consist primarily of

  .  repayment of indebtedness principally to IDT;

  .  leases on corporate facilities;

  .  network expenditures; and

  . one-time payments often required by portals in connection with marketing our products and services.

As of May 17, 1999 we had commitments totaling approximately $15.0 million.

   Our future capital requirements will depend on numerous factors, including market acceptance of our services, brand promotions, the amount of resources we devote to the development of our current and future products, and the expansion of our sales force and marketing our services. We may experience a substantial increase in our capital expenditures and lease arrangements consistent with the growth in our operations and staffing. Additionally, we will evaluate possible investments in businesses, products and technologies. We believe that our current cash balances, expected cash flow from our operations and the proceeds of this offering will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. However, there can be no assurance that we will have sufficient capital to finance potential acquisitions or other growth oriented activities, and may issue additional equity securities, incur debt or obtain other financing.

Year 2000 Systems Costs

   Computer systems, software packages, and microprocessor dependent equipment may cease to function or generate erroneous data on January 1, 2000. The problem affects those systems or products that are programmed to accept a two-digit code in date code fields. For example, computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. To correctly identify the year 2000, and therefore be "year 2000 compliant," a four-digit date code field is required.

   We are conducting a comprehensive review of our computer hardware and software to ensure that our computer-related applications are year 2000 compliant. Our cost of addressing the year 2000 issue is not expected to be material to our operations or financial position. However, the consequences of an incomplete or untimely resolution of the year 2000 issue could be expected to have a material adverse effect upon our financial results. In the absence of such a resolution, our ability to route traffic in a cost effective manner, to deliver a material portion of our services, to properly obtain payment for these services, and/or to maintain accurate records of our business and operations, could be substantially impaired until this issue is remedied. We may become liable for substantial damages in the event that, as a result of the year 2000 issue, we fail to deliver any services that we have contracted to provide. Also, our name and reputation may be harmed if our services are disrupted due to year 2000 problems. We expect that our year 2000 issues will be satisfactorily resolved before the year 2000.

   Our plan to ensure year 2000 compliance includes the following phases:

  . conducting a comprehensive inventory of internal systems, including information technology systems and non-information technology systems (which include switching, billing and other platforms and electrical systems);

   .  assessing and prioritizing any required remediation;

   .  repairing or, if appropriate, replacing any non-compliant systems;

   .  testing all remediated systems for year 2000 compliance; and

  . developing contingency plans that may be employed in the event that any system used by us is unexpectedly affected by a previously unanticipated year 2000 problem.

We currently expect to complete all phases of this process and be fully year 2000 compliant before the end of 1999.

   We are conducting an external review of our customers and suppliers, and any other third parties with whom we do business, to determine their vulnerability to year 2000 problems and any potential impact on us. These parties include our equipment and systems providers. In particular, we may experience problems to the extent that telecommunications carriers whose networks connect with ours are not year 2000 compliant. Our ability to determine the ability of these third parties to address issues relating to the year 2000 problem is limited. To the extent that a limited number of carriers experience disruptions in service due to the year 2000 issue, we believe that we will be able to obtain service from alternate carriers. However, our ability to provide certain services to customers in selected geographic locations may be limited. There can be no assurance that such problems will not have a material adverse effect on our business, reputation or operating results.

   We are also in the process of developing contingency plans with regard to potential year 2000 problems. We believe that, in the event that one or more of our systems is impaired due to unanticipated year 2000 issues, our contingency plans will enable us to temporarily conduct operations on a temporarily modified basis until such impaired system or systems is remediated.

   There can be no assurances that our suppliers and customers will achieve full year 2000 compliance before the end of 1999 or that we will develop or implement effective contingency plans on a timely basis. A failure of our computer systems or the failure of our suppliers or customers to effectively upgrade their software and systems for transition to the year 2000 could have a material adverse effect on our business, financial conditions and results of operations.

   To date, we have incurred expenses of less than $1.0 million in connection with remediation of year 2000 related issues. We do not expect to incur significant costs to become year 2000 compliant, although our evaluation of the year 2000 problem is not yet complete and actual costs may be significantly higher. We expense costs associated with year 2000 remediation when they are incurred.

Effects of Inflation

   Due to relatively low levels of inflation over the last several years, inflation has not had a material effect on our results of operations.

Impact of Recently Issued Accounting Standards

   SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, was issued in June 1997. We will be required to adopt this new statement for fiscal 1999. This statement requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure or any other manner in which management disaggregates a company. We do not anticipate that the adoption of this statement will have significant impact on our financial statements.

                                    BUSINESS

Overview

   Net2Phone is a leading provider of voice-enhanced Internet communications services to individuals and businesses worldwide. Our services enable our customers to make low-cost, high-quality phone calls over the Internet using their personal computers or traditional telephones. We are leveraging our Internet telephony expertise to integrate real-time voice communication capabilities into the Web. We currently offer Web-based Internet telephony services, which enable customers to make calls and send faxes over the Internet using their personal computers, and basic Internet telephony services, which enable customers to make calls using traditional telephones and fax machines.

   We have developed a sophisticated PC2Phone software application that enables the use of our Web-based Internet telephony services. We distribute this software free of charge through the Internet and through bundling agreements with strategic partners. In January 1999, Netscape agreed to embed our PC2Phone software into all versions of Netscape's Internet browser released during the term of our agreement, including Netscape Navigator and Netscape Communicator. Netscape also agreed to include a Net2Phone icon on the Netscape Navigator Personal Toolbar.

   We also have entered into strategic marketing and distribution relationships with leading Internet companies, including Yahoo!, Excite, GeoCities, InfoSpace.com and ZDNet, and distribution and software-bundling arrangements with leading computer equipment and software companies, including IBM, Packard Bell-NEC Europe and Creative Labs. We sell our Internet telephony services internationally through resellers who buy minutes of use from us in bulk, and resell them to customers in their respective countries. Our software is currently available in eight languages (English, Spanish, Japanese, French, Dutch, Portuguese, Italian and German). We intend to make our software available in additional languages as we expand our international customer base and distribution channels.

   As of March 31, 1999, we were serving approximately 250,000 active customers and handling over 20 million minutes of use per month. Our revenue has grown substantially, increasing from approximately $2.7 million in fiscal 1997 to approximately $12.0 million in fiscal 1998. Our revenue for the six months ended January 31, 1999 was approximately $13.2 million.

Industry Background

   The Internet is experiencing unprecedented growth as a global medium for communications and commerce. International Data Corporation estimates that the number of Internet users worldwide will grow from approximately 142 million at the end of 1998 to 399 million by the end of 2002. These users are increasingly using the Internet as a communications medium. A recent study by E-Marketer, a market research firm, estimated that 9.4 billion e-mail messages are delivered daily. Real-time text communications through online "chat" rooms is also gaining widespread acceptance. Jupiter Communications, a market research firm, estimates that approximately 53% of all Internet users participate in online "chat" rooms.

   Online commerce is also becoming widely accepted as a means of doing business. According to International Data Corporation, Internet users worldwide purchased more than $50.0 billion of goods and services in 1998. International Data Corporation projects that commerce over the Internet will to grow to approximately $1.3 trillion of goods and services in 2003.

   Emergence of Internet Telephony

   TeleGeography, a market research firm, estimates that the international long distance market will grow from $26.8 billion in 1998 to $79.0 billion in 2001, with consumers and businesses making an estimated 143.1 billion minutes of international long distance calls in 2001. Despite the large size of this market and the number of minutes of calls made, traditional international long distance calls routed over domestic and foreign public switched telephone networks are still relatively expensive for the consumer. The primary reason for this expense is tariffs set by foreign governments and carriers that are passed on to consumers in the form of higher long distance rates.

   Internet telephony has emerged as a low cost alternative to traditional long distance telephony. International Data Corporation projects that the Internet telephony market will grow rapidly to over $23.4 billion in 2003.

   Internet telephone calls are less expensive than traditional international long distance calls primarily because these calls are routed over the Internet, bypassing a significant portion of international long distance tariffs. Also, routing calls over the Internet is more cost-effective than routing calls over traditional circuit-switched networks, because the packet-switching technology that enables Internet telephony is more efficient than traditional circuit-switched voice technology. Packet-based networks, unlike circuit-based networks, do not require a fixed amount of bandwidth to be reserved for each call. This allows voice and data calls to be pooled, which means that packet networks can carry more calls with the same amount of bandwidth. This greater efficiency creates network cost savings that can be passed on to the consumer in the form of lower long distance rates.

  Integration of Voice into the Web

   We believe that Internet telephony offers significant benefits to consumers and businesses over and above international long distance cost savings. The technologies that enable Internet telephony can be applied to integrate real-time voice communication into the Web. We believe that this integration can further enhance the potential for the Internet to become the preferred medium for both communications and commerce. For example, the integration of voice into the Web would supplement existing text-based modes of Internet communication such as e-mail and online chat by adding a real-time, secure, low-cost or free voice communication alternative. We believe that this will be attractive both to consumers and businesses.

   In addition, voice-enabling the Web would give Internet shoppers the ability to speak directly with customer service representatives of online retailers to ask questions and alleviate concerns about online security. This may increase the probability that a sale is made and may give online retailers a key competitive advantage by providing them with cross- and up-sell opportunities. It will also give online retailers the ability to provide more responsive customer support and service.

   Integrating real-time voice into the Web would also enable portals and destination sites to offer enhanced communications services, such as providing Internet users with a central source for retrieving voicemail, e-mail, faxes and pages. We believe this would allow these portals and destination sites to attract more users to their sites and to increase the amount of time these users spend on their sites. This increased usage will allow them to attract advertisers and secure higher advertising rates, thereby increasing revenue.

  Limitations of Existing Internet Telephony Solutions

   The growth of Internet telephony has been limited to date due to poor sound quality attributable to technological issues such as delays in packet transmission and bandwidth limitations related to Internet network capacity and local access constraints. However, recent improvements in packet-switching and compression technology, new software algorithms and improved hardware have substantially reduced delays in packet transmissions. In addition, the use of private networks to transmit calls as an alternative to the public Internet is helping to alleviate capacity constraints. Finally, the emergence of new, lower cost broadband access technologies, such as digital subscriber lines and cable modems, are addressing local access bandwidth issues.

   Several large long distance carriers, including AT&T and Sprint, have announced Internet telephony service offerings. However, many of these service offerings have not been deployed on a large scale. Many also require users to purchase other telecommunications services or allow only domestic calling. Smaller Internet telephony service providers also offer low-cost Internet telephony services from personal computers to telephones and from telephones to telephones. These services, however, are available only in limited geographic areas and require payment by credit card which may preclude many international customers from signing up for these services. We also believe that existing Internet telephony service providers rely upon technologies and systems that lack large-scale billing, network management and monitoring systems, and customer service capabilities required for the integration of voice communication into the Web.

   In addition, many other companies currently provide Internet telephony software and services that allow Internet telephone calls to be made between personal computers. However, most of these companies require both the initiator and the recipient of the call to have the same software installed on their personal computers and to be online at the same time.

The Net2Phone Solution

   We deliver high-quality Internet telephony services and voice enabling Web applications to consumers and businesses. Our solutions are enabled by our unique PC2Phone software, our billing platform, our UNIX-based Internet protocol gateways and gatekeepers, and our live customer support that is available at no charge 24 hours a day, seven days a week in multiple languages. Our solution provides the following benefits to our customers:

  . Low Cost. Our PC2Phone software is distributed free of charge, and our services allow our customers to make telephone calls often at a fraction of the cost of traditional long distance service. Because international long distance calls routed over the Internet bypass the international settlement process, we are able to charge lower rates than traditional long distance carriers.

  . High Voice Quality. We offer high voice quality through our proprietary voice and data compression and packet-switching technologies, which reduce packet loss and delay, route packets efficiently and perform quality enhancing functions, such as echo cancellation. We intend to continue to enhance the voice quality of our services as our customer base and business grow.

  . Ease of Use and Access. Our services are designed to be convenient and easy to access from anywhere in the world. To make a call using our Web-based services, a customer need only install our free software on a sound-enabled personal computer, register and be connected to the Internet. No additional telephone lines or special equipment are required. Our Phone2Phone service is also easy to use and requires a customer only to register and dial a toll-free or local access number on the customer's telephone or fax machine.

  . Voice-Enabled Online Retailing. Our services enable users anywhere in the world to speak with sales or customer service representatives of online retailers and other Web-based businesses while visiting their Web sites. This provides customers an opportunity to ask questions of and to provide credit card information directly to a customer service representative if they are concerned about Internet security, thereby increasing the likelihood of consummating an online sale. In addition, our services allow our customers outside of the United States and Canada to access telephone numbers that might otherwise be inaccessible to them through their local carriers. For example, users of our services in other countries may call United States or Canadian toll-free numbers (i.e., telephone numbers with 800, 877 or 888 prefixes), which are not otherwise available to them, at no charge. The ability to communicate with international customers in this manner provides United States and Canadian-based online retailers and other Web-based businesses with cost effective access to an expansive international customer base.

  . Reliable Service. Our network is reliable because of its technologically advanced modular design. This allows us to create additional capacity simply by adding switches to the existing network. Our system also provides seamless service and high-quality voice transmission through our ability to reroute packets if problems arise. We believe that our ability to provide reliable service is essential to voice-enable the Web.

  . Ease of Payment and Online Account Access. Once registered, our customers are able to make unlimited toll-free calls. In addition, they can make toll calls by opening a prepaid account using credit cards, wire transfers or checks payable in United States dollars. Acceptance of payment in multiple forms enables international customers who may not necessarily have credit cards to use our services. Our customers can access their accounts via the Internet in order to view their call history and account balances, and to increase their prepaid amounts.

  . Customer Support. We offer live customer support 24 hours a day, seven days a week in multiple languages. Our customer support center can be accessed from anywhere in the world at no charge either by calling our toll-free number, where available, or by using our Web-based Internet telephony service. Our integrated billing platform and call management system provide our customer support staff with immediate access to user accounts, calling patterns and billing history to help us provide better, more responsive customer support.

Strategy

   Our mission is to become the premier Web-based communications enabler. We intend to leverage our leadership position in the Internet telephony market to make our communications services ubiquitous on the Internet and to develop and market online commerce and related products based on our existing platform. Our strategy includes the following key elements:

  . Drive Usage Through Multiple Channels. We promote our services through direct sales and marketing and through relationships with international resellers and leading Internet hardware, software and content companies. We intend to build on these relationships and to add more partners and resellers to drive usage of our Internet telephony services. We also intend to partner with large telecommunications companies to enable them to offer our Internet telephony services under their brand.

  . Pursue Multiple Sources of Revenue. In addition to our minutes-based revenue, we intend to pursue new Web-based revenue opportunities from banner and audio advertising, as well as sponsorship opportunities on our PC2Phone software user interface and our EZSurf.com shopping portal. We also intend to explore the availability of transaction-based revenue opportunities.

  . Enhance Brand Recognition. We have established strong brand identity in the Internet telephony market in large part due to the high-quality of our services and our marketing efforts. We have entered into advertising relationships with leading Web companies such as Netscape, Yahoo! and Excite in order to promote our services. We intend to continue to implement aggressive advertising and sales campaigns to increase brand awareness. In addition, we intend to enhance our brand recognition by cooperatively marketing our Internet telephony services with leading computer hardware and software companies and Internet services providers.

  . Make Our Software Ubiquitous. We have entered into strategic distribution relationships with leading computer equipment and software companies to expand the availability of our software. For example, our software will be embedded into future versions of Netscape's Internet browser and a Net2Phone icon will be prominently positioned next to AOL's Instant Messenger icon on the Netscape Navigator Personal Tool Bar. We intend to build upon these relationships and enter into new distribution relationships with other leading companies in order to enhance the distribution of our software worldwide.

  . Expand and Enhance Products and Services. We have committed significant resources to expand our network, enhance our existing product and service offerings and to develop and market additional products and services in order to continue to provide customers with high-quality Internet telephony services. For example, we plan to introduce new products and services, including:

    . PC2PC, which will allow high-quality Internet telephony from one personal computer to another;

    . voice enabled chat, which will allow two participants in an online chat room discussion to establish direct voice communication with each other while maintaining anonymity;

    . unified messaging services, which we anticipate will include voice, fax and electronic messaging with multiple points of access, including the Web and conventional telephones;

    . online commerce applications which will provide customer service representatives of online retailers with real-time access to a caller's profile, enable them to "push" specific content onto a caller's personal computer screen in order to better assist the caller in answering their inquiries;

    . customer payment applications which will allow customers to pay for online commerce transactions by debiting their Net2Phone account; and

    . real-time video communications between two or more personal computer users over the Internet.

Strategic Relationships

   We have entered into strategic distribution, integration and advertising relationships with leading Internet and computer hardware and software companies. We believe that these relationships are important because they allow us to leverage the strong brand names and distribution channels of these companies to market our products and services. Our strategic partners include:

   Netscape

   Netscape has agreed to embed our software in future versions of Netscape's Internet browser released during the term of our agreement, including Netscape Navigator and Netscape Communicator. Netscape also has agreed to:

  . place a Net2Phone icon on the Netscape Navigator Personal Toolbar immediately to the right of the AOL Instant Messenger icon, which will allow Netscape users to use our Web-based Internet telephony services from anywhere on the Web simply by clicking on our icon;

  . integrate our services into, and prominently display our services on, Netscape Netcenter, including Netscape's Address Book Contacts section and Voice Communications section, which will allow Netscape users to make calls using our services simply by clicking on a displayed telephone number; and

  . include the software for our Web-based Internet telephony services in Netscape's suite of in-line plug-in software and Netscape Smart Update programs (both domestically and when available internationally) for downloading by Netscape users from centralized locations on Netscape's Web site.

   We also have the right to place a specified amount of banner and other advertisements on Web pages of our choice on Netscape's domestic and international Web site. The two-year term of our exclusive agreement with Netscape commences with the beta release of the next version of Netscape's Internet browser, which we believe will occur later this year.

   Yahoo!, Excite and InfoSpace.com

   Our Web-based Internet telephony service is integrated into Yahoo!'s People Search online telephone directory. As a result of this integration, an Internet user who performs a search on Yahoo! People Search can simply click on a displayed telephone number to initiate a call to that number. Under this agreement, we also have the exclusive right to have our banner advertising appear when an Internet user performs a word- or category-search for "Internet Telephony" or related phrases on Yahoo! We are currently negotiating with Yahoo! to integrate our PC2Phone service into Yahoo!'s Yellow Pages online directory.

   Our Web-based Internet telephony software will also be integrated into Excite's Web sites in its International Network, which includes the United Kingdom, Germany, France, Japan, Italy, Australia, Sweden and the Netherlands. As a result, an Internet user in any of these countries will be able to click on any telephone number that appears on any page on these sites to initiate a call to that number using our PC2Phone service. In addition, our services will be prominently featured within the Excite International Network via advertising and promotion on various channels, including each member's homepage, business, technology/computer and travel channels, as well as the localized versions of My Excite, What's New/What's Cool and Mail Excite. We are negotiating with Excite to have our services integrated into Excite's United States Web sites as well.

   In addition, our Web-based Internet telephony software is integrated into InfoSpace.com's network of white and yellow page directory services. This network of sites includes all the white and yellow page listings in Netscape's Netcenter portal, the Microsoft Network, the GO Network and Xoom.com.

   Other Strategic Relationships

   We also have entered into other important strategic relationships with other leading Internet and computer hardware and software companies, including:

  . ZDNet. We are the preferred provider of Internet telephony services for ZDNet and our Web-based Internet telephony service will be integrated throughout the ZDNet Web site.

  . Quicknet Technologies. Our PC2Phone software is integrated into Quicknet's telephone handset product called Internet PhoneJACK.

  . Bigfoot International, WorldPages/Web YP and Internet 800 Directory. Our PC2Phone service is integrated into these three popular online directories, which allow Internet users to call any listed telephone number simply by clicking on the displayed number.

Products and Services

   Current Products and Services

   Our services enable our customers to make low-cost, high-quality phone calls over the Internet using their personal computers or traditional telephones. Our principal current product and service offerings are described in the table below.

Product/Service        Description                         Benefits
--------------------------------------------------------------------------------
Basic Internet
Telephony Services:    .  Enables customers to             .  International long
                          make calls over traditional         distance rates are
  . Phone2Phone           telephones and fax machines         typically 50% to
                          that are routed over the            70% lower than the
  . Fax2Fax               Internet. Customers must            rate charged by
                          dial a local toll-free              traditional long
  . Net2Phone Pro         access number to access the         distance carriers
                          Net2Phone network.                  for calls
                                                              originating in the
                       .  Customers are charged               United States, and
                          for toll and long                   up to 95% lower for
                          distance calls on a                 calls originating
                          per-minute basis. There             outside the United
                          is no charge for                    States.
                          calling United States
                          and Canadian toll-free           .  Users do not need
                          numbers.                            to purchase
                                                              expensive hardware
                       .  Available in the United             or software.
                          States and in many
                          international                    .  High voice quality.
                          locations.
                                                           .  Faxes are
                                                              transmitted real-
                       .  We market Phone2Phone               time and users
                          under the brand                     receive immediate
                          "Net2Phone Direct."                 delivery
                                                              confirmations.



--------------------------------------------------------------------------------

Web-based Internet     .  Enables customers to             .  Services are
Telephony Services:       make calls and send                 available to any
                          faxes over the Internet             Internet user with
  . PC2Phone              using their personal                a sound-equipped
  . Click2Talk            computers. Customers                personal computer.
  . PC2Fax                must install our
                          software on their                .  International long
                          personal computers,                 distance rates are
                          register with us and be             typically 50% to
                          online in order to make             70% lower than the
                          calls. When browsing                rates charged by
                          Web sites that have a               traditional long
                          Click2Talk icon,                    distance carriers
                          customers may initiate              for calls
                          calls to the company                originating in the
                          whose site they are                 United States, and
                          browsing simply by                  up to 95% lower for
                          clicking on the                     calls originating
                          Click2Talk icon.                    outside the United
                                                              States.
                       .  Customers are charged
                          for toll and long                .  United States and
                          distance calls on a                 Canadian toll-free
                          per-minute basis. There             numbers can be
                          is no charge for                    accessed from
                          calling United States               outside the United
                          and Canadian toll-free              States and Canada.
                          numbers.
                                                           .  Facilities online
                                                              commerce by
                                                              providing real-time
                                                              voice contact
                                                              between online
                                                              retailers and
                                                              Internet shoppers.

                                                           .  Customers do not
                                                              require multiple
                                                              telephone lines and
                                                              need not log off
                                                              the Internet to
                                                              initiate a call.

--------------------------------------------------------------------------------

 EZSurf.com Shopping   .  A shopping portal            .  Enables voice
 Portal                   powered by our Web-             communications with
                          based Internet                  over 300 Web sites.
                          telephony services from
                          which Internet users         .  Educates users by
                          can initiate calls to           providing them with
                          listed online retailers         essential
                          by clicking on an icon          information
                          on the Web site.                required to buy
                                                          products online.
                       .  Lists useful
                          information for key
                          online retailers,
                          including payment and
                          shipping options and
                          return policies.


Sales, Marketing and Distribution

   We distribute our software through the Internet, bundling agreements with strategic partners and international resellers. In addition, our software will be embedded into future versions of Netscape's browser, which, according to International Data Corporation, was used by 41.5% of all consumer Internet users in mid-1998. Customers can also download our software at no charge from our Web site and other Web sites, including Yahoo!'s People Search and Lands' End's home page.

   We also distribute our software through strategic relationships with leading Internet and computer hardware and software companies, including Packard Bell-NEC Europe and Creative Labs. Our software is bundled with our partners' products and services and distributed domestically and internationally. We expect to distribute over 25.0 million units of our software in 1999 as a result of these and other bundling arrangements.

   We promote our services through online and Internet-based advertising venues and traditional print advertising in domestic and international publications. Another way we sell our services internationally is by entering into exclusive agreements with resellers in other countries. We sell these resellers bulk amounts of minutes of use of our products and services to be resold in the resellers' respective countries. For example, in Asia, we have agreements with Daewoo and Naray Mobile Telecom in South Korea and Marubeni in Japan. In Europe and the Middle East, we have agreements with CAPCOM in Spain and Dot.LB in Lebanon, among others. To facilitate distribution and attract users in foreign countries, we have developed our software in eight languages (English, Spanish, Japanese, French, Dutch, Portuguese, Italian and German) and intend to increase the number of languages as our distribution broadens.

Customer Service

   As part of our mission to attract and retain customers, we offer free voice to voice real-time customer support in multiple languages. We employ approximately 67 customer service representatives, who offer live customer support to our users 24 hours a day, seven days a week. These services can be reached from anywhere in the world at no cost using either our toll-free number, where available, or our Web-based Internet telephony services. The customer support staff provides technical assistance, as well as general service assistance, for all of our products and services. We also offer customer support via e-mail and fax. Our integrated billing platform and call management system provide our customer support staff with immediate access to user accounts, calling patterns and billing history, thereby enhancing the quality of service provided to our customers. In addition, our international resellers typically provide their own front-line customer support.

Technology

   PC2Phone Software

   The PC2Phone client software is simple to install and to use and has won various industry awards. The client installation process is wrapped in the industry-standard "Install Shield" product. During installation, the Net2Phone "wizard" verifies that the user's microphone and speakers are properly set for Internet telephony. The installation also has a service registration process that allows the customer to quickly register for paid time with the product. The client has several buttons and drop down headings to enable customization. These buttons allow the user to change specific properties, access and modify customer account information, program and use speed dialing, and verify rates.

   The PC client has gone through fourteen releases, each improving upon our Internet telephony capabilities. The client is a Windows-compliant, 32-bit application written in a high-level PC language. The code is extendible allowing us to easily add new functionality, yet is relatively compact. The newest client can record and play sound files allowing us to deliver voice-mail services and can interface with existing PC mail clients such as Eudora and Microsoft Outlook.

   We have developed a third-party software development kit allowing other companies to quickly and easily integrate their products with the PC2Phone client. One such successful integration effort is with Quicknet's line of sound cards and telephone interface cards. This integration enables the deployment of inexpensive online gateways that are currently being deployed throughout the world.

   Call Management System

   To maintain our leadership position in the Internet telephony market, we believe that reliable and flexible billing, information management, monitoring and control systems are critical. Accordingly, we have invested substantial resources to develop and implement our sophisticated real-time call management information system. Key elements of this system include:

  . Customer Provisioning. The system provides automated Web-based, call center-based or reseller- based customer registration and online credit card authorization and batch billing capabilities that streamline customer registration. A special remote access application program interface allows other people access to our database, enabling sophisticated partners to remotely provision customers through our system and tying our system directly to their own business systems. This remote capability includes remote account management and continuous real-time call detail and billing information. Additionally, the system makes customer account records readily available to call center representatives in the event of customer billing problems.

  . Customer Access. Our system allows customers to independently access their billing records online without the need to contact customer service representatives.

  . Fraud Control. Fraud detection and prevention features include caller authentication, prevention of multiple calls in progress using the same account, all pin fail and long call duration timers. Reports on suspicious calling patterns are also employed in detecting fraud. Registrations are controlled by originating network address and are routinely scanned for fraudulent content before credit card purchases are allowed.

  . Network Security. Firewalls are employed to prevent network attacks on the platform and gateways. Network hiding techniques are used to hide systems containing sensitive database information. In addition, call requests and certain portions of the call are encrypted to prevent "network sniffers" from unauthorized access to data.

  . Call Routing. The network management system identifies and routes calls to the most efficiently priced carrier for call termination. The system also automatically routes calls around links or servers that are experiencing problems, have failed or have been manually taken out of service for maintenance or upgrades. This system provides remote administration facilities for maintaining routing tables and system monitoring.

  . Monitoring. The management system provides for real-time monitoring of all call information, hardware and software components, and system performance to report potential problems such as too many short calls on a server or a low percentage of call completions. The system also provides filtered remote management that allows partners to monitor and manage their own components.

  . Reliability. We maintain two separate network operations centers in Hackensack and Lakewood, New Jersey. These facilities house redundant gatekeeper complexes and replicate in-progress call information and call detail in real-time. This redundant system gives our network a high degree of reliability, enabling each network operations center to serve as a back-up to the other.

  . Detailed Call Records. The management software maintains detailed records for each call, including the account number of the caller, the caller's phone number, access number used, the originating gateway, the terminating gateway, the account owner, the calling party, the server/service phone number, the number of the called party and a running account balance, rate and billing information including surcharges applied to the call.

   The Net2Phone Network

   Through an agreement with IDT, we lease bandwidth on an Internet network comprised of leased DS3 fiber optic lines connecting eight major cities across the United States, and lease dedicated T1 fiber optic lines connecting smaller cities to the network. We have a right to use network capacity leased by IDT. The network backbone uses state-of-the-art routing platforms including Cisco Series 7000 routers and Nortel Passport switches. The DS3 backbone connects traffic at four major public Internet exchange points and is also facilitated by a growing number of private peering sessions where switching and routing equipment is maintained. Through peering arrangements, we exchange Internet traffic with 25 other Internet backbone providers at these points. We operate IDT's network, one of the largest Internet access networks, providing local dial-up access through 36 points of presence. Our Internet network also includes more than 700 additional points of presence owned by local and regional Internet service providers.

   We are able to provide service in areas where we do not have dial-up equipment by utilizing call-forwarding technology to expand our coverage areas by increasing the total number of local access numbers. We have been closing down multiple points of presence in a number of states in order to consolidate our equipment into central "Super Points of Presence" locations. For example, one point of presence in New Jersey can supply local access for the entire state of New Jersey.

   The diagram below illustrates the routing of an Internet telephony call initiated by a customer using a telephone, fax or a personal computer to a terminating telephone or fax machine over our network.

                             [Call routing diagram]


   We seek to retain flexibility and maximize our opportunities by utilizing a continuously changing mix of routing alternatives. This approach is intended to enable us to take advantage of the rapidly evolving Internet market in order to provide low-cost service to our customers. Accordingly, the network employs an "Open Shortest Path First" protocol that promotes efficient routing of traffic. Additionally, secondary servers are remotely positioned for all configuration and authentication hosts and multiple data segments are used in high traffic areas to minimize packet loss and to reduce network congestion. To minimize the potential detrimental effects of single points of failure, each Internet backbone node employs routing switches for directing network traffic and a minimum of two dedicated leased data lines.

   The network gateways connect the Internet backbone to the public-switched telephone network by compressing voice transmissions into electronic data packets, providing real-time audio and fax service over the network. The gateways are managed remotely, and are adaptable to a variety of telephony interfaces. The gateways can be maintained and upgraded remotely, and are operated in accordance with Internet communication standards.

   We believe our real-time platform can currently support approximately 5,000 simultaneous calls. This platform is scalable to 10 times its current capacity through the purchase and installation of certain additional hardware. To date, the highest number of simultaneous calls serviced by the network was approximately 1,590 simultaneous calls made on May 9, 1999. Based on current bandwidth usages, the DS3 backbone can support approximately 4,000 simultaneous calls at this time.

   The Network Operations Center

   Our Network Operations Center, located in Hackensack, New Jersey, currently employs a staff of 25 people. There are two groups that work within the network operations center, the network analysis group and the Internet telephony monitoring group. Both groups have 24 hours a day, seven days a week coverage to quickly respond to any issues.

   The network analysis group works around-the-clock monitoring network issues, handling customer requests, repairing outages and solving security problems. The key objective is to provide quality service upon which customers can rely. The Internet protocol telephony monitoring group monitors a nationwide real-time network analysis map, which notifies our staff of network errors.

   The Internet protocol telephony monitoring group uses software we developed to monitor our gateways around the world. This group can dynamically stop or start any gateways and re-route Internet telephony traffic, as necessary.

Customers

   We have a diverse, global customer base. Approximately 75% of our customers were based outside of the United States. As of March 31, 1999, we were serving approximately 250,000 active customers who had used our services during the preceding three months. As of May 17, 1999, we had installed the Click2Talk service on 121 commercial Web sites.

Competition

  Long Distance Market

   The long distance telephony market and, in particular, the Internet telephony market, is highly competitive. There are several large and numerous small competitors, and we expect to face continuing competition based on price and service offerings from existing competitors and new market entrants in the future. The principal competitive factors in the market include price, quality of service, breadth of geographic presence, customer service, reliability, network capacity and the availability of enhanced communications services. Our competitors include AT&T, MCI WorldCom and Sprint in the United States and foreign telecommunications carriers.

   Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we have. As a result, certain of these competitors may be able to adopt more aggressive pricing policies, which could hinder our ability to market our Internet telephony services. One of our key competitive advantages is the ability to originate and terminate calls to and from the gateway of an Internet service provider, which allows us to bypass the international settlement process and realize substantial savings compared to traditional telephony. Any change in the regulation of an Internet service provider could force us to increase prices and offer rates that are comparable to traditional telephony providers.

  Web-Based Internet Telephony Services

   As consumers and telecommunications companies have grown to understand the benefits that may be obtained from transmitting voice over the Internet, a substantial number of companies have emerged to provide voice over the Internet. In addition, companies currently in related markets have begun to provide voice over the Internet services or adapt their products to enable voice over the Internet services. These related companies may potentially migrate into the Internet telephony market as direct competitors.

  . Internet Telephony Service Providers. During the past several years, a number of companies have introduced services that make Internet telephony services available to businesses and consumers. In addition to us, AT&T Jens (a Japanese affiliate of AT&T), ICG Communications, IPVoice.com, ITXC, OzEmail, which was recently acquired by MCI WorldCom, RSL Communications (through its Delta Three subsidiary) and VIP Calling, provide a range of voice over the Internet services to consumers and businesses. These companies may offer both PC-to-phone services, and phone-to-phone services that are similar to those offered by us. Some, such as AT&T Jens and OzEmail offer these services primarily to users within limited geographic areas.

  . Software/Hardware Providers. Many companies produce software and other computer equipment that may be installed on a user's computer to permit voice communications over the Internet. These products generally require each user to have compatible software and hardware equipment, and generally rely on the public Internet for the transmission of traffic, which often results in reduced quality of communications. These competitors benefit from a "point of contact" brand opportunity. However, their client software is generally dependent on third-party termination service, is not easily scalable and relies on the public Internet rather than higher transmission quality private networks. Representative companies include VocalTec and Netspeak. VocalTec's software and low-end gateways are unable to handle large scale client needs. Netspeak focuses on delivering call center solutions which require significant development for call center administration and operation.

  . Telecommunications Companies. A number of telecommunications companies, including AT&T, Deutsche Telekom, Frontier, MCI WorldCom and Qwest Communications, currently maintain, or plan to maintain, packet switched networks to route the voice traffic of other telecommunications companies. These companies, which tend to be large entities with substantial resources, generally have large budgets available for research and development, and therefore may further enhance the quality and acceptance of the transmission of voice over the Internet. However, many of these companies are new to the Internet telephony market, and therefore may not build brand recognition among consumers for these services. These companies also may not have the range of product and service offerings that are necessary to independently provide a broad set of voice-enabled Web services. AT&T, for example, has attempted to enter the market but has focused its effort in cable-phone support and it is unclear if it will continue to pursue voice over the Web at this time. Qwest has also taken steps to enter the market by building a high bandwidth infrastructure in the United States, but it is dependent on large-scale gateway manufacture which is not currently available. Qwest has also entered into three-year strategic alliance with Netscape to provide one-stop access to Internet services including long distance calls, email, voice mail, faxes, internet access and conference calls.

  . Network Hardware Manufacturers. Several of the world's major providers of telecommunications equipment, such as Alcatel, Cisco and Lucent have developed or plan to develop network equipment that may be used in connection with the provision of voice over the Web services, including routers, servers and related hardware and software. By developing this equipment, these manufacturers may exert substantial influence over the technology that is used in connection with transmission of voice over the Web, and may develop products that facilitate the quality and timely roll-out of these networks. However, these companies are dependent upon the operators of Internet telephony networks to purchase and install their equipment into their networks. They are also dependent upon the developers of client hardware and software to market their systems to end users. Cisco currently has low to medium scale gateways built into routers, but currently does not manufacture high-end gateways and gatekeepers for large networks. However, Cisco recently acquired two companies which produce devices that help Internet service providers transition voice and data traffic to cell and packet networks while maintaining tradition phone usage and infrastructure. Lucent has recently co-developed with VocalTec a set of industry standards which have been adopted by major competitors and is currently marketing an Internet telephony gateway system, including servers (for enterprises and Internet service providers) that allow multiple-user voice and fax over Internet networks, but these face scalability challenges. Lucent also offers related support products such as billing centers and "Internet call centers" which allow Internet access and conversation with a customer support agent on a single line.

Research and Development

  Strategic Research and Development

   At our primary research and development center in Lakewood, New Jersey, we currently employ 11 engineers, whose specialties include software, hardware, switching, Internet security, voice compression, engineering real-time online transactions, billing and network and call management. This staff is devoted to the improvement and enhancement of our existing product and service offerings, as well as to the development of new products and services. Current research and development activities include enhancements to our billing platform and call management system to increase the capacity of these systems, enhancements to our Internet telephony gateway to increase capacity and enhancements to our client software to increase functionality. Our future success will depend, in part, on our ability to improve existing technology and develop new products services that incorporate leading technology in order to remain a leader within the industry.

   We incurred $473,000 and $481,000 in product development expenses during fiscal 1997 and fiscal 1998, respectively. For the six months ended January 31, 1999, we incurred product development expenses of $278,000.

  Management Information Systems Research and Development

   Our management information systems development team, located in Hackensack, New Jersey, has eleven programmers and a development manager dedicated to traditional management information systems development and upgrades. The group supports back-office accounting and reporting software, customer service support software and database support. The development schedule is primarily focused on a detailed list of upgrades that have been identified and properly prioritized by a team manager. The database architecture is managed by a senior developer in our Lakewood laboratory who was responsible for similar database functions at AT&T's WorldNet division.

  Web Research and Development

   The majority of our Web research and development is done by a separate Web development group located in our headquarters in Hackensack. The group of nine consists of five developers, two programmers, one graphics designer and one development manager. The team is responsible for our multiple language Web site, the EZSurf.com portal and specialized Web interfaces, including the integration of our PC2Phone client software into Netscape's Internet browser.

Regulation

  Regulation of Internet Telephony

   The use of the Internet to provide telephone service is a recent market development. Currently, the Federal Communications Commission is considering whether to impose surcharges or additional regulations upon certain providers of Internet telephony. On April 10, 1998, the FCC issued its Report to Congress concerning the implementation of the universal service provisions of the Telecommunications Act. In the Report, the FCC indicated that it would examine the question of whether certain forms of "phone-to-phone" Internet telephony are information services or telecommunications services. The FCC noted that it did not have, as of the date of the Report, an adequate record on which to make a definitive pronouncement, but that the record suggested that certain forms of phone-to-phone Internet telephony appear to have the same functionality as non-Internet telecommunications services and lack the characteristics that would render them information services. If the FCC were to determine that certain services are subject to FCC regulation as telecommunications services, the FCC may require providers of Internet telephony services to make universal service contributions, pay access charges or be subject to traditional common carrier regulation. It is also possible that PC2Phone and Phone2Phone services may be regulated by the FCC differently. In addition, the FCC sets the access charges on traditional telephony traffic and if it reduces these access charges, the cost of traditional long distance telephone calls will probably be lowered, thereby decreasing our competitive pricing advantage.

   In September 1998, two regional Bell operating companies, U S WEST and BellSouth, advised Internet telephony providers that the regional companies would impose access charges on Internet telephony traffic. In addition, U S WEST has petitioned the FCC for a declaratory ruling that providers of interstate Internet telephony must pay federal access charges, and has petitioned the public utilities commissions of two states for similar rulings concerning payment of access charges for intrastate Internet telephone calls. At this time, it is not known whether these companies, U S WEST and BellSouth, will actually impose access charges or when such charges will become effective. If these companies succeed in imposing access charges that may reduce the cost savings of using Internet telephony as compared to traditional telephone service. The existence of such access charges would materially adversely affect the development of our Internet telephony business. In February 1999, the FCC adopted an order concerning payment of reciprocal compensation that provides support for a possible finding by the FCC that providers of Internet telephony must pay access charges for at least some subset of Internet telephony services. If the FCC were to make such a finding, the payment of access charges could materially adversely effect our business, results of operations and financial condition. Many of our competitors are lobbying the FCC for the imposition of access charges on Internet telephony traffic.

   To our knowledge, there are currently no domestic and few foreign laws or regulations that prohibit voice communications over the Internet. State public utility commissions may retain jurisdiction to regulate the provision of intrastate Internet telephony services. A number of countries that currently prohibit competition in the provision of voice telephony have also prohibited Internet telephony. Other countries permit but regulate Internet telephony. If Congress, the FCC, state regulatory agencies or foreign governments begin to regulate Internet telephony, such regulation may materially adversely affect our business, financial condition or results of operations.

  Regulation of the Internet

   Congress has recently adopted legislation that regulates certain aspects of the Internet, including online content, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. The European Union has also enacted several directives relating to the Internet, one of which addresses online commerce. In addition, federal, state, local and foreign governmental organizations are considering other legislative and regulatory proposals that would regulate the Internet. Increased regulation of the Internet may decrease its growth, which may negatively impact the cost of doing business via the Internet or otherwise materially adversely affect our business, results of operations and financial condition.

   The Federal Trade Commission has proposed regulations regarding the collection and use of personal identifying information obtained from individuals when accessing Web sites, with particular emphasis on access by minors. These regulations may include requirements that companies establish certain procedures to disclose and notify users of privacy and security policies, obtain consent from users for certain collection and use of information and to provide users with the ability to access, correct and delete personal information stored by the company. These regulations may also include enforcement and redress provisions. There can be no assurance that we will adopt policies that conform with any regulations adopted by the FTC. Moreover, even in the absence of those regulations, the FTC has begun investigations into the privacy practices of companies that collect information on the Internet. One investigation resulted in a consent decree pursuant to which an Internet company agreed to establish programs to implement the principles noted above. We may become subject to a similar investigation, or the FTC's regulatory and enforcement efforts may adversely affect the ability to collect demographic and personal information from users, which could have an adverse effect on our ability to provide highly targeted opportunities for advertisers and electronic commerce marketers. Any of these developments would materially adversely affect our business, results of operations and financial condition.

   The European Union has adopted a directive that imposes restrictions on the collection and use of personal data. Under the directive, citizens of the European Union are guaranteed rights to access their data, rights to know where the data originated, rights to have inaccurate data rectified, rights to recourse in the event of unlawful processing and rights to withhold permission to use their data for direct marketing. The directive could, among other things, affect United States companies that collect information over the Internet from individuals in European Union member countries, and may impose restrictions that are more stringent than current Internet privacy standard in the United States. In particular, companies with offices located in European Union countries will not be allowed to send personal information to countries that do not maintain adequate standards of privacy. The directive does not, however, define what standards of privacy are adequate. As a result, the directive may adversely affect the activities of entities such as us that engage in data collection from users in European Union member countries.

Intellectual Property

   Our performance and ability to compete are dependent to a significant degree on our proprietary and licensed technology. We rely on a combination of patent, copyright, trademark and trade secret laws and contractual restrictions to establish and protect our technology. We do not currently have any issued patents or registered copyrights. All key employees have signed confidentiality agreements and we intend to require each newly hired employee to execute a confidentiality agreement. These agreements provide that confidential information developed by or with an employee or consultant, or disclosed to such person during his or her relationship with us, may not be disclosed to any third party except in certain specified circumstances. These agreements also require our employees to assign their rights to any inventions to us. The steps taken by us may not, however, be adequate to prevent the misappropriation of our proprietary rights or technology. In addition, our competitors may independently develop technologies that are substantially equivalent or superior to our technology.

   We own the registered service mark for two of the marks used in our Internet telephony business and have applications pending to register several other service marks relating to our Internet telephony business.

   We have received correspondence from a company claiming that our use of the mark "Net2Phone" in connection with Internet telephony services infringes one of the company's United States registered trademarks, and requesting that we cease and desist from using the Net2Phone mark. We have responded by denying any infringement and no legal proceedings have been commenced against us with respect to this matter. We are also aware of several other parties that employ marks that are the same or similar to marks that we employ, though these parties are not in the same business as us. There can be no assurance that the company which notified us or other companies with similar marks to our marks will not bring suit to prevent us from using the Net2Phone mark or other marks. Defending or losing any suits could materially adversely affect our business, results of operations and financial condition.

   In addition, a company known as ITM operates a Web site at www.net2phone.net without our permission or authorization, and in violation of the agency agreement ITM entered into with us for the distribution of the Net2Phone software bundled with certain ITM software. Furthermore, ITM has also taken steps to secure registration and ownership of the Net2Phone mark in France. We have notified them of this violation and will pursue our claim against them, if necessary, but there can be no assurances that we can prevent, through litigation or otherwise, ITM from continuing its operation of the net2phone.net Web site or prevent ITM from obtaining registration and ownership of the Net2Phone mark in France. Another company, NetPhone, currently operates a Web site at www.netphone.com where it sells a family of computer telephony communications servers, boards and applications. There can be no assurance that the existence of NetPhone's business and Web site will not materially adversely affect our business. Furthermore, we have not taken steps to assure foreign protection of our trademarks, except for our recent filing for registration of the Net2Phone mark in certain European countries. To the extent trademark rights are acquired through registration in countries outside the United States, we may not be able to protect our marks or assure that we are not infringing other parties' marks in those countries.

   There can be no assurance that we will be able to secure significant protection for all our service marks or trademarks. It is possible that competitors of ours or others will adopt product or service names similar to our marks, or try to prevent us from using our marks, thereby impeding our ability to build brand identity and possible leading to customer confusion.

   We have been assigned the rights to patent applications claiming a number of the technologies underlying our products and services. Our initial United States patent application has been rejected, but we are continuing to pursue patent protection for the claimed subject material. There can be no assurance that the applications will result in the issuance of patents or that, if issued, such patents would adequately protect us against competitive technology or that they would be held valid and enforceable against a challenge. In addition, it is possible that our competitors may be able to design around any such patents. Also, our competitors may obtain patents that we would need to license or circumvent in order to make, use, sell or offer for sale the technology.

   We believe that we do not infringe upon the proprietary rights of any third party, and no third party has asserted a patent infringement claim against us. It is possible, however, that such a claim might be asserted successfully against us in the future. Our ability to make, use, sell or offer for sale our products and services depends on our freedom to operate. That is, we must ensure that we do not infringe the proprietary rights of others or have licensed all such rights. We have not requested or obtained Freedom of Operations Opinions. We are aware that patents have recently been granted to others based on fundamental technologies in the Internet telephony area. In addition, we are aware of at least one other patent application involving potentially similar technologies to our own which if issued could materially adversely affect our business. Because patent applications in the Unites States are not publicly disclosed until issued, other applications may have been filed which, if issued as patents, could relate to our services and products. However, foreign patent applications do publish before issuance. We are aware of several such publications that relate to Internet telephony. One such published application claims as an inventor a previous consultant to IDT and has been assigned to another company. Issuance of a patent or patents from this application could materially adversely affect our ability to operate. A party making an infringement claim could secure a substantial monetary award or obtain injunctive relief which could effectively block our ability to provide services or products in the United States or abroad.

   If any of these risks materialize, we could be forced to suspend operations, to pay significant amounts to defend our rights, and a substantial amount of the attention of our management may be diverted from our ongoing business, each of which could materially adversely affect our ability to operate.

   We rely on a variety of technology, primarily software, that we license from third parties. Most of this technology was purchased or licensed on our behalf by IDT. Continued use of this technology by us may require that we purchase new or additional licenses from third parties or obtain consents from third parties to assign the applicable licenses from IDT. There can be no assurances that we can obtain those third party licenses needed for our business or that the third party technology licenses that we do have will continue to be available to us on commercially reasonable terms or at all. The loss or inability to maintain or obtain upgrades to any of these technology licenses could result in delays or breakdowns in our ability to continue developing and providing our products and services or to enhance and upgrade our products and services.

Employees

   As of May 12, 1999, we had approximately 174 full-time employees, including approximately 67 in technical support and customer service, 31 in sales and marketing, 24 in management and finance, 41 in operations, and 11 in research and development.

   Our future success depends in large part on our ability to attract and retain highly qualified employees. Competition for such personnel is intense and there can be no assurance that we will be able to retain our senior management or other key personnel in the future. Our employees are not represented by any union, and we consider our employee relations to be good. We have never experienced a work stoppage.

Properties

   Our primary facilities consist of approximately 15,445 square feet located in two buildings in Hackensack, New Jersey leased from corporations that are owned and controlled by Howard S. Jonas, a director of IDT. These leases expire at the end of February 2002 and require us to make annual rental payments of $186,144. We also sublease rack space in Piscataway, New Jersey from IDT, which leases this space from a company owned and controlled by Howard Jonas, a director of IDT. This lease runs for a three-year term, beginning in April 1999, with monthly rent of $8,400. In addition, we lease office space in Lakewood, New Jersey for our research and development center. Pursuant to this lease, which expires at the end of August 2001, we are required to make annual rental payments of $48,125. See "Certain Transactions-- Facility Leases."

Legal Proceedings

   We are not currently a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

   Our officers and directors, as of the closing of this offering, are expected to include the following persons:

 Name                       Age Position
 ----                       --- --------
 Clifford M. Sobel.........  49 Chairman of the Board and President
 Howard S. Balter..........  37 Chief Executive
                                Officer, Vice
                                Chairman of the
                                Board
 David Greenblatt..........  47 Chief Operating
                                Officer and
                                Director Nominee
 Ilan M. Slasky............  28 Chief Financial
                                Officer and
                                Director Nominee
 H. Jeff Goldberg..........  46 Chief Technology
                                Officer
 Jonathan Reich............  32 Executive Vice
                                President-
                                Marketing and
                                Corporate
                                Development
 Martin Rothberg...........  29 Executive Vice
                                President-
                                Strategic Sales
 Jonathan Rand.............  36 Executive Vice
                                President-
                                International
                                Sales and
                                Treasurer
 Ira A. Greenstein.........  39 General Counsel
                                and Secretary
 James A. Courter..........  57 Director
 Michael Fischberger.......  30 Director Nominee
 Gary E. Rieschel..........  43 Director Nominee

   Clifford M. Sobel has been our President since October 1997, our Chairman of the board of directors since May 1999 and served as our Chief Executive Officer from October 1997 to January 1999. Since 1994, Mr. Sobel has been Chairman and Chief Executive Officer of SJJ Investment Corp., which has invested in Internet, cable, real estate and cosmetics companies. Prior to this, Mr. Sobel founded several companies in the design and manufacturing of retail interiors and themed environments, including DVMI, Bon-Art International and Bauchet International. These companies were sold in 1994 by Bear, Stearns & Co. Inc. Mr. Sobel has testified before Congress on foreign trade issues and, by Presidential appointment, served on the Holocaust Memorial Council in Washington, D.C.

   Howard S. Balter has been a director since November 1997, our Chief Executive Officer since January 1999, and our Vice Chairman of the board of directors since May 1999. Prior to his employment with us, Mr. Balter was IDT's Chief Operating Officer from 1993 to 1998 and Chief Financial Officer from 1993 to 1995. Mr. Balter was a director of IDT from December 1995 to January 1999 and Vice Chairman of IDT's board from 1996 to 1998. From 1985 to 1993, Mr. Balter operated his own real estate development firm.

   David Greenblatt has been our Chief Operating Officer since January 1999 and is expected to become a director before the consummation of this offering. Prior to his employment with IDT in January 1998, Mr. Greenblatt was Senior Vice President of Research and Development for Nextwave Communications from 1996 to 1997. From January 1984 to August 1996, Mr. Greenblatt was a principal of Financial Technologies, Inc., where he managed the process of software conversion for large and medium-sized businesses. From January 1980 to December 1984, Mr. Greenblatt was an information technologies consultant for various money center banks. From 1970 to 1980, Mr. Greenblatt lectured in the areas of Computer Science and Mathematics at Queen College, New York University, Hunter College and Pace University.

   Ilan M. Slasky has been our Chief Financial Officer since January 1999 and is expected to become a director before the consummation of this offering. Prior to his employment with us, Mr. Slasky was IDT's Executive Vice President of Finance from December 1997 to January 1999, IDT's director of carrier services from November 1996 to July 1997 and IDT's Director of Finance from May 1996 to November 1996. From 1991 to 1996, Mr. Slasky worked for Merrill Lynch in various capacities, including risk management, fixed income trading and equity derivatives.

   H. Jeff Goldberg has been our Chief Technology Officer since January 1999 and a key employee since June 1998. From inception to June 1998, Mr. Goldberg was our Director of Technology and a consultant to IDT. Mr. Goldberg was an independent software consultant from 1985 to 1995, Vice President of Software and a member of the board of directors at Charles River Data Systems in Massachusetts from 1979 to 1985 and a developer of multimedia communications software at AT&T Bell Laboratories from 1977 to 1979. Mr. Goldberg is a founding member of the UNIX standards committee.

   Jonathan Reich has been our Executive Vice President--Marketing and Corporate Development since January 1999. Prior to his employment with us, Mr. Reich was IDT's Senior Vice President of Advertising, Marketing and Business Development in charge of strategic relationships for both us and IDT from June 1997 to December 1998 and IDT's director of advertising from January 1995 to November 1997. From 1992 to 1993, Mr. Reich worked for Sanford Bernstein & Co. as an associate analyst. Prior to this, Mr. Reich was an internal consultant for Morgan Stanley & Co.

   Martin Rothberg has been our Executive Vice President--Strategic Sales since January 1999 and a key employee since June 1997. Prior to his employment with us, Mr. Rothberg was IDT's Director of International Sales from September 1996 to June 1997 and IDT's Director of Domestic Sales from June 1995 to September 1996.

   Jonathan Rand has been our Executive Vice President--International Sales and Treasurer since January 1999 and a key employee since January 1998. Prior to joining us, Mr. Rand was a member of IDT's senior management from 1992 to January 1999. His responsibilities included Senior Vice President-- International Sales, the co-founder and director of the International Internet Association and the Senior Vice President--Finance. Prior to joining IDT, Mr. Rand operated his own magazine publishing business from 1986 to 1992 and was employed by Procter & Gamble from 1985 to 1986 in Brand Management.

   Ira A. Greenstein has been our General Counsel and Secretary since May 1999. Mr. Greenstein has been a partner in the law firm of Morrison & Foerster LLP since 1997 where he serves as the chair of that firm's New York office's Corporate Department. Prior to 1997, Mr. Greenstein was an associate in the New York and Toronto offices of Skadden, Arps, Slate, Meagher & Flom LLP. From 1991 to 1992, Mr. Greenstein served as visiting counsel to the Ontario Securities Commission advising on the implementation of the Multijurisdictional Disclosure System with the Securities and Exchange Commission. Mr. Greenstein also served on the Securities Advisory Committee to the Ontario Securities Commission from 1992 to 1996.

   James A. Courter has been a director since May 1999. Mr. Courter has been President of IDT since October 1996 and a director of IDT since March 1996. Mr. Courter has been a senior partner in the New Jersey law firm of Courter, Kobert, Laufer & Cohen, P.C. since 1972. He was also a partner in the Washington, D.C. law firm of Verner, Liipfert, Bernhard, McPherson & Hand from January 1994 to September 1996. From 1991 to 1994, Mr. Courter was chairman of the President's Defense Base Closure and Realignment Commission. Mr. Courter was a member of the United States House of Representatives for 12 years, retiring in January 1991. Mr. Courter also serves on the board of directors of Envirogen and The Berkeley School.

   Michael Fischberger is expected to become a director before the consummation of this offering. Mr. Fischberger is Senior Vice President of Domestic Telecommunications and Internet services for IDT and is in charge of IDT's domestic telecom divisions, including prepaid and private-label calling cards, rechargeable debit cards, dedicated voice, and retail and corporate Internet services. Since joining IDT in December 1993, Mr. Fischberger has been involved in virtually all aspects of IDT's business, and has led the technical support, client service and Internet groups.

   Gary E. Rieschel is expected to become a director before the consummation of this offering. Mr. Rieschel is the Executive Managing Director of SOFTBANK Technology Ventures, which he joined in January 1996. Mr. Rieschel has extensive overseas experience, having spent over four years in Tokyo as General Manager of Sequent Computer Systems' Asian operations. He serves as a Director for several SOFTBANK Technology Ventures' portfolio companies and is a member of SOFTBANK Corporation's Global Executive Board.

   In addition, we employ the following additional key employees:

   Chaim Ackerman has been a senior software engineer of ours since February 1996. Prior to his employment with us, Mr. Ackerman was a member of the technical staff at AT&T Bell Laboratories from 1986 to 1996. From 1984 to 1986, Mr. Ackerman was a member of the technical staff at AT&T Consumer Products. From 1980 to 1984, Mr. Ackerman worked for Computer Horizons Corporation as a consultant to Bell Laboratories.

   Sarah Hofstetter has been our Vice President-Corporate Communications since May 1999. Prior to her employment with us, Ms. Hofstetter was IDT's Vice President of Corporate Communications, in charge of public relations and brand imaging from April 1996 to January 1999. From 1995 to 1996, Ms. Hofstetter worked at The New York Times Syndicate as an editor of the New America News Service, a wire service specializing in issues related to diversity in the marketplace. Ms. Hofstetter sits on the editorial boards of Telecom Business and TeleCard World magazines, and on the Editorial Roundtable of Intel-Card News magazine.

Board of Directors and Committees of the Board

   Our certificate of incorporation, as amended and restated, provides that the number of members of our board of directors shall be not less than five and not more than 11. The number of directors is currently six. Upon consummation of this offering, the board of directors will be divided into three classes, with each class to be as nearly equal in number as possible. At each annual meeting of stockholders, the successors to the class of directors whose term expires at that time will be elected to hold office for a term of three years and until their respective successors are elected and qualified. None of the outside directors are or will be employed by us or affiliated with IDT. All of the officers identified above serve at the discretion of our board of directors.

   Upon consummation of this offering, we intend to establish an audit committee and a compensation committee.

   The audit committee will have the power to oversee the retention, performance and compensation of the independent public accountants, and the establishment and oversight of such systems of internal accounting and auditing control as it deems appropriate.

   The compensation committee will review and approve the compensation of our executive officers, including payment of salaries, bonuses and incentive compensation, determine our compensation policies and programs, and administer our stock option plans.

   The board of directors does not have a nominating committee. However, the board of directors will consider nomination recommendations from stockholders, which should be addressed to our secretary at our principal executive offices.

Executive Compensation

   The following table identifies our most highly compensated executive officers whose salaries and bonuses exceeded $100,000 during fiscal 1998 and who served as executive officers of Net2Phone during fiscal 1998. All of the below named executive officers were compensated by IDT during fiscal 1998.

                           Summary Compensation Table

                                                     Long-Term
                                      Annual        Compensation
                                   Compensation        Awards
                                ------------------ --------------
                                                     Securities
Name and Principal       Fiscal                      Underlying      All Other
Position                  Year  Salary($) Bonus($) IDT Options(#) Compensation($)
------------------       ------ --------- -------- -------------- ---------------
Clifford M. Sobel.......  1998   100,000    --            --            --
 Chairman and President
David Greenblatt........  1998   113,174    --         20,000           --
 Chief Operating Officer
H. Jeff Goldberg........  1998   206,169    --         50,000           --
 Chief Technology
  Officer

                        Option Grants During Fiscal 1998

   No options to purchase shares of Net2Phone were granted to the executive officers named above during fiscal 1998.

   The following table describes the options to acquire shares of common stock of IDT granted to the individuals named above during fiscal 1998:

                                                                   Potential
                                                               Realizable Value
                                                                      at
                                                                Assumed Annual
                                                                Rates of Stock
                                                                     Price
                                                                 Appreciation
                                                                for Option Term
                                                               -----------------
                                 % of
                    Number of    Total
                    Securities  Options
                      Under-    Granted
                    lying IDT     to      Exercise
                     Options   Employees     of
                     Granted   in Fiscal Base Price Expiration
Name                   (#)     Year (%)    ($/Sh)      Date    5% ($)   10% ($)
----                ---------- --------- ---------- ---------- ------- ---------
David Greenblatt..    20,000      1.6      $18.00   Nov. 2007  226,402   573,747
H. Jeff Goldberg..    50,000      4.0      $24.25   June 2008  762,534 1,932,413

                          Value of Options at Year End

   The following table describes the value of IDT options exercised in fiscal 1998 and the value of unexercised options held by the individuals named above at July 31, 1998:

                                                      Number of Securities
                                                     Underlying Unexercised             Value of
                                                     Options at Fiscal Year-    Unexercised in-the-Money
                                                               End             Options at Fiscal Year-End
                                                    ------------------------- -----------------------------
                          Number of
                           Shares
                         Acquired on
Names                     Exercise   Value Realized Exercisable/Unexercisable Exercisable/Unexercisable (1)
-----                    ----------- -------------- ------------------------- -----------------------------
Clifford Sobel(2).......   100,000     $1,701,500             100,000/0               1,775,000/--
David Greenblatt........       --             --               20,000/0                 125,000/--
H. Jeff Goldberg........     5,000        111,250        210,000/50,000               3,556,500/0

--------
   (1) The closing price of the Common Stock on July 31, 1998, as reported by the Nasdaq National Market, was $24.25 per share.

   (2) Mr. Sobel also received options to purchase an aggregate of 11% of Net2Phone's capital stock in connection with his May 1997 employment agreement. Mr. Sobel exercised his option to purchase 10% of Net2Phone's capital stock in January 1998, and his option to purchase the additional 1% of Net2Phone's capital stock terminated under an amendment to his employment agreement entered into in May 1999.

Compensation of Directors

   We intend to grant options to purchase shares of common stock to all of our non-employee directors under the 1999 Stock Incentive Plan. See "1999 Stock Incentive Plan." Other than as will be provided in that plan and the reimbursement of reasonable expenses incurred with attending board and committee meetings, we have not yet adopted specific policies on directors' compensation and benefits following the closing of this offering.

Employment Agreements

   Clifford M. Sobel, our Chairman and President, is employed pursuant to an employment agreement that was entered into in May 1997 and amended in May 1999. The agreement commenced in September 1997 and will expire in September 2000, and will automatically be extended though September 2001 unless either we or Mr. Sobel notifies the other that the extension will not take effect. Mr. Sobel receives an annual base salary of $100,000. In January 1998, in connection with an option set forth in his employment agreement, Mr. Sobel purchased 10% of our common stock for $100,000. On the closing date of this offering, Mr. Sobel will receive from IDT that number of shares of our common stock which will maintain his holdings, when combined with shares owned by a trust for the benefit of his offspring, at 8% as of that date. Mr. Sobel's employment agreement also provides him with an option to transfer his interest in us to IDT in exchange for an option from IDT to purchase 875,000 registered shares of IDT common stock at a purchase price of $6.50 per share. This option is exercisable at any time from September 15, 1999 through September 15, 2000, so long as he is employed by us as of September 15, 1999 and owns and holds all of the stock he received, other than shares that he donated to a trust for the benefit of his offspring.

   At present, none of the other named executive officers or key employees is party to an employment agreement with us.

1999 Stock Incentive Plan

   Our 1999 Stock Option and Incentive Plan was adopted in April 1999. Pursuant to the plan, our officers, directors, key employees and consultants, together with those of IDT and its subsidiaries, are eligible to receive awards of stock options, stock appreciation rights, limited stock appreciation rights and restricted stock. Options granted under the plan may be incentive stock options or nonqualified stock options. Stock appreciation rights and limited stock appreciation rights may be granted simultaneously with the grant of an option or, in the case of nonqualified stock options, at any time during its term. Restricted stock may be granted in addition to or in lieu of any other award made under the plan. A total of 5,040,000 shares of common stock have been authorized to date for issuance under the plan, all of which were granted through May 17, 1999, and 1,345,219 of which have been exercised. These options have a weighted average exercise price of $3.33 per share. In connection with loans granted to several grantees under the plan to exercise a portion of these options, 23,382 outstanding options were cancelled.

   The 1999 Stock Option and Incentive Plan is currently administered by the board of directors and will be administered by the compensation committee of the board. Subject to the provisions of the plan, the board of directors or the compensation committee, as the case may be, will determine the type of award, when and to whom awards will be granted, the number of shares covered by each award and the terms, provisions and kind of consideration payable, if any, with respect to awards. The board of directors or the compensation committee, as the case may be, may interpret the plan and may at any time adopt the rules and regulations for the plan as it deems advisable. In determining the persons to whom awards shall be granted and the number of shares covered by each award, the board of directors or the compensation committee, as the case may be, may take into account the duties of the respective persons, their present and potential contribution to our success and other factors as shall be deemed relevant.

   Stock Options. An option may be granted on the terms and conditions as the board of directors or the compensation committee, as the case may be, may approve, and generally may be exercised for a period of up to ten years from the date of grant. Generally, incentive stock options will be granted with an exercise price equal to the "Fair Market Value" (as defined in the 1999 Stock Option and Incentive Plan) on the date of grant. In the case of incentive stock options, certain limitations will apply with respect to the aggregate value of option shares that can become exercisable for the first time during any one calendar year. Certain additional limitations will apply to incentive stock options granted to "Ten Percent Stockholders" (as defined in the 1999 Stock Option and Incentive Plan). The board of directors or the compensation committee, as the case may be, may provide for the payment of the option price in cash, by delivery of common stock having a fair market value equal to that option price, by a combination thereof or by any other method. The board of directors or compensation committee, as the case may be, may authorize loans to individuals to finance their exercise of vested options. See "'Certain Transactions--Officer Loans." Options granted under the 1999 Stock Option and Incentive Plan will become exercisable at those times and under those conditions as the board of directors or the compensation committee, as the case may be, shall determine, subject to acceleration of the exercisability of options in the event of a "Corporate Transaction" (as defined in the 1999 Stock Option and Incentive Plan).

   The 1999 Stock Option and Incentive Plan provides for automatic formula option grants to eligible non-employee directors assuming shares are available for grant under the plan. Options to purchase 10,000 shares of common stock will be granted to each non-employee director upon consummation of this offering and options to purchase 10,000 shares of common stock will be granted to each new non-employee director upon the director's initial election and qualification for the board. In addition, options to purchase 10,000 shares of common stock are granted annually to each non-employee director on the anniversary date of each director's election to the board. Each of those options will have an exercise price equal to the Fair Market Value of a share of common stock on the date of grant. All options granted to non-employee directors will be immediately exercisable. All options held by non-employee directors, to the extent not exercised, expire on the earliest of:

  .  the tenth anniversary of the date of grant;

  . one year following the optionee's termination of directorship other than for cause; or

  . three months following the optionee's termination of directorship for cause.

   Stock Appreciation Rights and Limited Stock Appreciation Rights. The 1999 Stock Option and Incentive Plan also permits the board of directors or the compensation committee, as the case may be, to grant stock appreciation rights and/or limited stock appreciation rights with respect to all or any portion of the shares of common stock covered by options. Generally, stock appreciation rights and limited stock appreciation rights may be exercised only at that time as the related option is exercisable. In addition, limited stock appreciation rights may be exercised only during the 90 days immediately following a change in control or immediately prior to the effective date of a corporate transaction. However, in the case of an "Insider" (as defined in the 1999 Stock Option and Incentive Plan), a stock appreciation right and a limited stock appreciation right must be held for at least six months before it becomes exercisable and a limited stock appreciation right must automatically be paid out in cash. Limited stock appreciation rights will be exercisable only if, and to the extent, that the option to which the limited stock appreciation rights relate is then exercisable, and if the option is an incentive stock option, only to the extent the fair market value per share of common stock exceeds the option price per share. Upon exercise of a stock appreciation right, a grantee will receive for each share for which an stock appreciation right is exercised, an amount in cash or common stock, as determined by the board of directors or the compensation committee, as the case may be, equal to the excess of the fair market value of a share of common stock on the date the stock appreciation right is exercised over the exercise price per share of the option to which the stock appreciation right relates.

   Upon exercise of a limited stock appreciation right, a grantee will receive for each share for which a limited stock appreciation right is exercised, an amount in cash equal to the excess, if any, of (i) the greater of (x) the highest fair market value of a share of common stock during the 90-day period ending on the date the limited stock appreciation right is exercised, and (y) whichever of the following is applicable: (1) the highest per share price paid in any tender or exchange offer which is in effect at any time during the 90 days ending on the date of exercise of the limited stock appreciation right;
(2) the fixed or formula price for the acquisition of shares of common stock in a merger in which we will not continue as the surviving corporation, or upon a consolidation, or a sale, exchange or disposition of all or substantially all of our assets, approved by our stockholders (if that price is determinable on the date of exercise); and (3) the highest price per share of common stock shown on Schedule 13D, or any amendment thereto, filed by the holder of the specified percentage of common stock, the acquisition of which gives rise to the exercisability of the limited stock appreciation right over (ii) the exercise price per share of the option to which the limited stock appreciation right relates. In no event, however, may the holder of a limited stock appreciation right granted in connection with an incentive stock option receive an amount in excess of the maximum amount that will enable the option to continue to qualify as an incentive stock option.

   When an stock appreciation right or limited stock appreciation right is exercised, the option to which it relates will cease to be exercisable to the extent of the number of shares with respect to which the stock appreciation right or limited stock appreciation right is exercised, but will be deemed to have been exercised for purposes of determining the number of shares available for the future grant of awards under the 1999 Stock Option and Incentive Plan.

   Restricted Stock. The 1999 Stock Option and Incentive Plan further provides for the granting of restricted stock awards, which are awards of common stock that may not be disposed of, except by will or the laws of descent and distribution, for that period as the compensation committee or the Board determines known as the restricted period. The board of directors or the compensation committee, as the case may be, may also impose those other conditions and restrictions, if any, on the shares as it deems appropriate, including the satisfaction of performance criteria. All restrictions affecting the awarded shares lapse in the event of a change in control, a corporate transaction or a related entity disposition.

   During the restricted period, the grantee will be entitled to receive dividends with respect to, and to vote the shares awarded to him or her. If, during the restricted period, the grantee's service with us terminates for any reason, any shares remaining subject to restrictions will be forfeited. The compensation committee or Board has the authority to cancel any or all outstanding restrictions prior to the end of the restricted period, including cancellation of restrictions in connection with certain types of termination of service. During any one calendar year, no grantee may be granted options to acquire more than 750,000 shares of common stock or be awarded more than 750,000 shares of restricted stock (in each case subject to adjustment as provided in the 1999 Stock Option and Incentive Plan).

   The board may at any time and from time to time suspend, amend, modify or terminate the 1999 Stock Option and Incentive Plan; provided however, that, to the extent required by any law, regulation or stock exchange rule, no change shall be effective without the requisite approval of our stockholders. In addition, no change may adversely affect an award previously granted, except with the written consent of the grantee.

   No awards may be granted under the 1999 Stock Option and Incentive Plan after the tenth anniversary of its initial adoption.

   Options and Awards Under the 1999 Stock Option and Incentive Plan. We cannot now determine the number of options or awards to be granted in the future under the 1999 Stock Option and Incentive Plan to officers, directors and employees.

401(k) Plan

   Prior to May 1999, our employees participated in IDT's 401(k) Savings and Retirement Plan. We are in the process of establishing our own 401(k) plan that is intended to qualify for preferential tax treatment under section 401(k). We intend that most of our employees will be eligible to participate in our 401(k) Savings and Retirement Plan upon adoption.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of May 17, 1999 and as adjusted to reflect the sale of the common stock offered hereby by:

  . each person who is the beneficial owner of more than 5% of our capital stock;

  .  each of our directors and director nominees;

  .  each of our named executive officers; and

  . all of our directors, director nominees and named executive officers as a group.

                                            Number of
                                              Shares    Percentage Beneficially
                                           Beneficially          Owned
                                              Owned     -----------------------
                                             Prior to    Prior to      After
Holders                                      Offering   Offering(1) Offering(1)
-----------------------------------------  ------------ ----------- -----------
IDT Corporation(2).......................   27,622,090     66.2%
190 Main Street
Hackensack, New Jersey 07601
SOFTBANK Technology Ventures IV,
 L.P.(3).................................    4,590,000     10.8%
333 West San Carlos Street, Suite 1225
San Jose, California 95110
Clifford M. Sobel(4).....................    3,337,910      8.0%
c/o Net2Phone, Inc.
171 Main Street
Hackensack, New Jersey 07601
America Online, Inc.(5)..................    2,295,000      5.4%
22000 AOL Way
Dulles, Virginia 20166
GE Capital Equity Investments, Inc.(6)...    2,295,000      5.4%
120 Long Ridge Road
Stamford, Connecticut 06927
Howard S. Balter(7)......................      669,138      1.6%
David Greenblatt(8)......................      105,840        *
Ilan M. Slasky(9)........................      105,840        *
H. Jeff Goldberg(10).....................      105,840        *
James A. Courter.........................       36,000        *
Michael Fischberger......................       35,280        *
Gary E. Rieschel(3)......................           --       --
Officers, Directors and Director Nominees
 as a Group (12 Persons).................    4,460,318     10.7%

---------------------
  * Less than one percent.

(1) Percentage of beneficial ownership prior to this offering is based on 4,683,129 shares of common stock and 27,622,090 shares of Class A stock outstanding at May 17, 1999 plus 9,420,000 shares of Class A stock issuable upon conversion of the Series A preferred stock at the same date. Percentage of beneficial ownership after this offering is based on total shares outstanding, which includes all shares outstanding prior to
    this offering, plus      shares of common stock to be sold to the public in
    this offering. All percentage calculations assume that all shares of Net2Phone's Class A stock have been converted into shares of Net2Phone's common stock.

 (2) IDT has pledged its shares of our common stock as collateral to secure a credit facility. The lenders under the credit facility have agreed to release IDT's shares from collateral to permit IDT to transfer our shares free and clear of any liens as and when IDT seeks to transfer our shares. Such transferability will cease if IDT's ownership of our common stock drops below 50% of the common stock owned by IDT 72 hours after the consummation of this offering. Unless IDT defaults in its obligations under the pledge agreement, it has the voting rights with respect to the pledged stock. Mr. Howard Jonas, together with a number of entities formed for the benefit of charities and members of his family, owns shares of IDT's capital stock that enable him to vote more than 50% of IDT's capital stock. As a result, he may be deemed to be the beneficial owner of the shares of Net2Phone capital stock owned by IDT.
 (3) Gary E. Rieschel, a director nominee, is the Executive Managing Director of SOFTBANK Technology Ventures, and as a result, he may exercise the power to vote and to dispose of these shares. Includes presently exercisable warrants to purchase shares of common stock.
 (4) Mr. Sobel transferred 1% of our common stock to a trust for the benefit of his offspring. All of these shares are deemed to be beneficially owned by Mr. Sobel.
 (5) Includes presently exercisable warrants to purchase shares of common stock.
 (6) GE Capital Equity Investments is a wholly-owned subsidiary of General Electric Capital Corporation. Includes presently exercisable warrants to purchase shares of common stock.
 (7) Includes 360,000 shares held of record by a trust for the benefit of Mr. Balter's family members, of which Mr. Balter and his spouse are the trustees. Also includes an aggregate of 138,000 shares held of record by trusts for the benefit of the family members of Messrs. Greenblatt, Slasky and Rothberg, for which Mr. Balter acts as trustee.
 (8) Includes 54,000 shares held of record by a trust for the benefit of Mr. Greenblatt's family members, of which Mr. Balter is the trustee.
 (9) Includes 30,000 shares held of record by a trust for the benefit of Mr. Slasky's family members, of which Mr. Balter is the trustee.
 (10) Includes 72,000 shares held of record by a trust for the benefit of Mr. Goldberg's family members, of which Mr. Goldberg's spouse is the trustee.

                              CERTAIN TRANSACTIONS

Relationship with IDT

   Upon consummation of this offering IDT will own approximately   % of our
capital stock. IDT owns Class A stock that has twice the voting power of our common stock. Therefore, upon the consummation of this offering IDT will have
 % of our voting power. Since inception, we have received various services from IDT, including administration (accounting, human resources, legal), customer support, Internet/telecommunications and joint marketing. IDT has also provided us with the services of a number of its executives and employees. In consideration for these services, IDT has historically allocated a portion of its overhead costs related to those services to us. We believe that the amounts allocated to us have been no greater than the expenses we would have incurred if we obtained those services on our own or from unaffiliated third parties. Prior to the execution of the agreements with IDT described below, none of these services had been provided to us pursuant to any written agreement.

   We entered into a suite of agreements with IDT in May 1999, including an assignment agreement, a separation agreement, an IDT services agreement, a Net2Phone services agreement, a tax sharing and indemnification agreement, a joint marketing agreement and an Internet/telecommunications agreement.

  Assignment Agreement

   In connection with this agreement, IDT assigned to us certain proprietary products, information, patent applications, trademarks and related intellectual property rights used in connection with our business. IDT also licensed to us certain proprietary business information that relates to our business. We licensed back to IDT certain software that IDT will use in connection with its business.

  IDT Services Agreement

   In connection with this agreement, IDT will continue to provide us with various administrative services, including general accounting services, payroll and benefits administration and customer support.

  . General Accounting Services. IDT will provide us with accounts payable services and general ledger services. IDT will charge us cost plus 20% for these services. This portion of the IDT services agreement may be cancelled by either party on 30-days prior written notice and may be renewed by mutual agreement of the parties.

  . Payroll and Benefits Administration. IDT will administer our payroll. Until we terminate this agreement or establish our own benefit plan for our employees, our employees will continue to be covered under IDT's health insurance policies. We will pay IDT for administering our payroll and benefits plans at IDT's cost plus 20%. Additionally, we will reimburse IDT for the employer's cost of health insurance attributable to each of our employees participating in IDT's group health insurance plan and for any other direct costs attributable to our employees' participation in IDT's benefit plans.

  . Customer Support. IDT has agreed to provide customer support services to our customers on a cost-plus 20% basis.

   In the event we request additional services from IDT and IDT agrees to provide those services, we will enter into an addendum to the IDT Services Agreement covering those services. We will negotiate in good faith any fees payable to IDT for those additional services.

  Net2Phone Services Agreement

   In connection with this agreement, we will support IDT's debit card platform, provide technical support for the debit card platform, order lines to handle calls, manage the debit card database and monitor the network, 24 hours per day, seven days per week. We will provide these services at the greater of cost-plus

20% and $.0025 per minute of IDT usage of the debit card platform. In addition, IDT will reimburse us for all of our direct costs in connection with the acquisition, maintenance or support of any and all additional or replacement equipment needed for the debit card platform.

   The Net2Phone services agreement has an initial term of one year, which automatically renews for subsequent one-year periods unless one party gives the other 30-days prior written notice. In addition, following the initial term, the Net2Phone services agreement may be terminated at any time at either party's option upon 30-days prior written notice.

   In the event IDT requests services in addition to those described in the Net2Phone services agreement and we agree to provide those services, we will enter into an addendum to the Net2Phone services agreement covering those services. We will negotiate in good faith any fees payable to us for those additional services.

  Tax Sharing and Indemnification Agreement.

   In connection with this agreement, IDT and Net2Phone will share certain past tax liabilities and benefits, including:

  . the allocation and payment of taxes for periods during which we and our subsidiaries, if any, were included in the same consolidated group with IDT for federal income tax purposes, and are, or were, included in the same consolidated, combined or unitary returns for state, local or foreign tax purposes;

  .  the allocation of responsibility for the filing of tax returns;

  .  the conduct of tax audits and the handling of tax controversies; and

  .  various related matters.

   For periods during which we and our subsidiaries, if any, were or are included in IDT's consolidated federal income tax returns or state, local or foreign consolidated, combined, or unitary tax returns, we are required to pay an amount of tax equal to the amount we would have paid had we and our subsidiaries, if any, had filed a tax return as a separate affiliated group of corporations filing a consolidated federal income tax return or state, local or foreign consolidated, combined, or unitary tax returns. We are responsible for our own separate tax liabilities that are not determined on a consolidated or combined basis with IDT.

   As a result of leaving the IDT consolidated group, certain tax attributes of the IDT group attributable to our operations, such as net operating loss carryforwards, may be allocated to us. The tax sharing and indemnification agreement obligates us, where permitted by law, to elect to carry any post-deconsolidation losses forward, rather than to carry back such losses to tax years when we were included in the IDT consolidated or combined returns.

   We were included in IDT's consolidated group for federal income tax purposes from our incorporation in October 1997 until May 1999 when we concluded the sale of our Series A preferred stock. Each corporation that is a member of a consolidated group during any portion of the group's tax year is jointly and severally liable for the federal income tax liability of the group for that year. While the tax sharing and indemnification agreement allocates tax liabilities between us and IDT during the period on or prior to the closing date of this offering, in which we are included in IDT's consolidated group, we could be liable in the event federal tax liability allocated to IDT is incurred, but not paid, by IDT or any other member of IDT consolidated group for IDT's tax years that include such periods. In such event, we would be entitled to seek indemnification from IDT pursuant to the tax sharing and indemnification agreement.

  Joint Marketing Agreement.

   In connection with this agreement, we agreed to:

  .  continue to offer links to the other's Web site;

  . cross-sell one another's products, including through their promotional materials and customer services representatives; and

  . undertake additional promotions as to which the parties shall agree from time to time.

   IDT will pay to us a fee of $8.00 for each of our customers who becomes a new customer of IDT as a result of our referral. We will pay IDT a fee of $8.00 for each customer of IDT who becomes a new customer of ours as a result of an IDT referral. However, in either case, these fees will be payable only with respect to any new customers who incur and pay $50.00 or more in charges.

   The joint marketing agreement has an initial term of one year, which automatically renews for subsequent one-year periods unless one party gives the other party 60-days prior written notice. In addition, following the initial term, the joint marketing agreement may be terminated at any time at either party's option upon 60-days prior written notice.

  Internet/Telecommunications Agreement.

   IDT has granted us an indefeasible right to use portions of its current DS3 Network. We have the right to require IDT to terminate portions of the existing network when we no longer need them, to the extent that IDT is permitted to do so under its contracts with its carriers. We are obligated to reimburse IDT for all termination or cancellation charges which it incurs. We have agreed to pay IDT $60,000 per month for the right to use those portions of its existing network. This amount will be reduced as IDT terminates portions of the existing network at our request. IDT also granted us an indefeasible right to use portions of a new DS3 Network, which it will have the right to use for 20 years. This grant will be effective as construction of this new network is completed and delivered to IDT. This network has been pledged by IDT to the lenders under a credit facility. We have agreed to pay IDT an installation fee of $600,000 for this network, which we will pay as each portion of the new network is delivered. We also will reimburse IDT for the one-time fee of approximately $6.0 million payable in monthly installments over a five-year period, with interest of 9% per annum. We will reimburse IDT for all of maintenance and upgrade costs incurred by IDT with respect to those portions of the network that we use.

   Further, IDT has granted us a right to use IDT's equipment and other assets at its backbone points of presence and its network operations center for a two-year period. We will pay IDT an aggregate of $1.2 million for this right over the two-year period. At the end of the two-year period, we have the right to purchase any of this equipment then owned by IDT at fair market value. We must pay for all repairs, maintenance and upgrades of equipment and other facilities we use pursuant to this agreement.

   IDT also has agreed to enter into transit relationship agreements with us giving us access substantially identical to IDT's at five different core locations for a period of one year commencing May 1999. Following the initial term, the transit relation agreements automatically renew for one-year periods unless one party gives the other 60-days prior written notice terminating the rights of access. Following the initial term, the transit relationship agreements may be terminated at any time at either party's option upon 60-days prior written notice.

   IDT retains primary control over the equipment covered by this agreement but may require assistance from us in gaining Internet access. We have agreed to assist in facilitating access for a one-year period commencing May 1999. For each month during the effectiveness of the agreement, IDT will pay us:

  .  $1.00 for each of IDT's dial-up Internet customers;

  . the lesser of $100.00 and 20% of the fee IDT charges its dedicated-line Internet customers; and

  .  25% of all fees charged by IDT for installation of dedicated lines.

Following the initial one year term, this agreement automatically renews for one-year periods unless one party gives the other 60-days prior written notice of termination.

  Separation Agreement

   The separation agreement with IDT provides for the following:

  . Releases. This agreement provides for mutual general releases between us and IDT for alleged liability to the date of the agreement, with certain limited exceptions, including:

    . liability, specifically excluded by any of the other agreements between us and IDT, and

    . liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by one party at the request or on behalf of the other.

  . Indemnification by us. We have agreed to indemnify IDT and each of IDT's directors, officers and employees from all liabilities relating to, arising out of or resulting from:

    . our failure or the failure of any other person to pay, perform or otherwise promptly discharge any of our liabilities in accordance with their respective terms, and

    .  any breach by us of the agreements between us and IDT.

  . Indemnification by IDT. IDT has agreed to indemnify us and each of our directors, officers and employees from all liabilities relating to, arising out of or resulting from:

    . the failure of IDT or any other person to pay, perform or otherwise promptly discharge any liabilities of IDT other than our liabilities, and

    .  any breach by IDT of the agreements between us and IDT.

  . Dispute Resolution. We will attempt to resolve disputes by referring a controversial matter to senior management (or other mutually agreed upon) representatives of the parties. If these efforts are not successful, either party may submit the dispute to mandatory, binding arbitration. This agreement contains procedures that are intended to expedite dispute resolution, including the selection of an arbitrator and certain limitations on discovery. In the event that any dispute may be in excess of $5.0 million, or in the event that an arbitration award in excess of $5.0 million is issued, either party may submit the dispute to a court of competent jurisdiction. If the parties disagree that the amount in controversy is in excess of $5.0 million, the parties are required to submit the disagreement to arbitration.

  . Noncompetition; Certain Business Transactions. For a period of 36 months commencing May 1999, IDT may not directly or indirectly, engage in the provision of or developmental efforts related to Internet telephony services and voice enabling Web applications anywhere in the world or become a stockholder, partner or owner of any entity that is engaged in such business anywhere in the world. However, subject to our approval, which will not be unreasonably withheld, IDT may acquire a passive interest of up to 20% in such entity so long as IDT does not assist that entity in developing an Internet telephony business or otherwise engaging in our business. Neither we nor IDT will have any duty to communicate or offer any corporate opportunity to the other party and may pursue or acquire any such opportunity for itself or direct such opportunity to any other person.

  Expenses

   We have agreed to pay all third-party costs, fees and expenses relating to this offering, all of the reimbursable expenses of the underwriters pursuant to the underwriting agreement, all of the costs of producing, printing, mailing and otherwise distributing this prospectus, as well as the underwriters' discount as provided in the underwriting agreement. See "Underwriting." Except as expressly set forth in the agreements between us and IDT, whether or not this offering is consummated, each party shall bear its own respective third-party fees, costs and expenses paid or incurred in connection with this offering.

  Payable To IDT.

   Since inception, IDT has provided the funds to finance our operations in the form of advances (approximately $14.0 million as of January 31, 1999). These advances have been converted into a note that is payable in 60 monthly installments of principal and interest. $7.0 million of the proceeds of this offering will be used to prepay a portion of the note. The balance of the note accrues interest at the rate of 9% per annum and matures on May 30, 2004.

Relationship with Other Investors

  Series A Subscription Agreements

   Pursuant to Series A Subscription Agreements, dated as of May 13, SOFTBANK Technology Ventures IV, GE Capital Equity Investments, America Online, Access Technology Partners, Hambrecht & Quist and its affiliates and BT Alex. Brown and its affiliates, purchased from us, in the aggregate, 9,420,000 shares of Series A preferred stock and warrants to purchase 180,000 shares of our common stock, which expire upon the closing of this offering, for net aggregate purchase price of $29.9 million. Additionally, a warrant to purchase 92,400 shares of our common stock was issued to Hambrecht & Quist as part of its fee as placement agent with respect to the sale of our Series A preferred stock. This warrant expires upon the closing of this offering. In connection with the subscription agreements, we also entered into a registration rights agreement, and a stockholders agreement, each of which is described below.

  Registration Rights Agreement

   The Series A investors acquired the following registration rights:

  . one demand for registration at any time on or after the earlier to occur of the second anniversary of the Series A offering or 180 days following this offering. This demand registration right may be made by one or more holders of the Series A preferred stock that own at least 50% of the shares of common stock into which the Series A preferred stock converts. If our board of directors determines in good faith that the demand registration would be materially detrimental to us, we are entitled to postpone the filing of the registration statement otherwise required to be prepared and filed by us for a reasonable period of time, not to exceed 90 days;

  . piggyback registration rights if we propose to register any securities under the Securities Act in connection with any offering of our securities other than a registration statement on Form S-8 or Form S-4, subject to quantity limitations determined by underwriters if the offering involves an underwriting; and

  . two demand registrations at any time after we become eligible to register our securities on Form S-3 (or any successor form). Holders that beneficially own at least 20% of the shares of common stock into which the Series A preferred stock converts may make these demands.

   We agreed to pay all reasonable expenses incurred in connection with any registration, filing or qualification pursuant to the Registration Rights Agreement. We also agreed, to the extent permitted by law, to indemnify the Series A investors against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.


   Stockholders Agreement

   IDT and Mr. Sobel, our Chairman and President, agreed to vote all of their shares in favor of the election of a director nominated by SOFTBANK Technology Ventures IV and a director nominated by GE Capital Equity Investments, in each case for as long as either entity holds a majority of the shares of Series A preferred stock originally purchased by them or the shares into which they are convertible.

   In addition, each Series A investor agreed to a lock up with respect to their shares for a period of 180 days following this offering. The Series A investors, IDT and Mr. Sobel also agreed not to transfer any of their shares to any of our competitors for a period of 36 months, and thereafter only subject to our right of first refusal. However, the stockholders agreement does permit transfers between Series A investors.

Facility Leases

   We have entered into leases for the use of our Hackensack facilities with corporations that are owned and controlled by Howard S. Jonas, a director of IDT. The two Hackensack leases run for three-year terms, beginning on March 1, 1999 with monthly rent of $5,600 for 294-298 State Street and $9,912 for 171-173 Main Street. We have also entered into a sublease with IDT for our Piscataway facility, which is leased by IDT from a corporation owned and controlled by Howard Jonas, a director of IDT. The Piscataway sublease runs for a three-year term, beginning in April 1999, with monthly rent of $8,400.

Officer Loans

   In May 1999, Messrs. Howard S. Balter, Ilan M. Slasky, David Greenblatt, Martin Rothberg, H. Jeffrey Goldberg, Jonathan Reich, and Jonathan Rand, all executive officers of Net2Phone, borrowed $1,447,240, $352,800, $352,800, $352,800, $352,800, $98,000 and $44,100, respectively, from us. All of the proceeds of these loans were used to purchase shares of Net2Phone common stock upon the exercise of stock options. The loans bear interest at the rate of 7.0% per annum, and will mature in May 2001.


   We believe that all of the transactions set forth above were made on an arms-length basis. All future transactions between us and our officers, directors, principal stockholders and affiliates will be approved by a majority of the board of directors, including a majority of the outside directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                          DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

   Our certificate of incorporation, as amended and restated, authorizes 120,000,000 shares of capital stock consisting of:

   .  6,850,000 shares of preferred stock, $0.01 par value,

   .  3,150,000 shares of Series A preferred stock, $0.01 par value,

   .  15,000,000 shares of Class A stock, $0.01 par value, and

   .  95,000,000 shares of common stock, $0.01 par value.

   Of the shares of common stock,     shares of our common stock are being
offered through this prospectus. Immediately following the closing of the
offering,           shares of common stock and       shares of Class A stock
will be outstanding.

Common Stock and Class A Stock

   General. The rights of holders of common stock and holders of Class A stock are identical, except for voting, conversion rights and restrictions on transferability. As of May 17, 1999, there were 4,683,129 shares of common stock outstanding and 37,042,090 shares of Class A stock outstanding.

   Voting Rights. The holders of Class A stock are entitled to two votes per share and the holders of common stock are entitled to one vote per share. Except as otherwise required by law or as described below, holders of Class A stock and common stock will vote together as a single class on all matters presented to the stockholders for their vote or approval, including the election of directors. Stockholders are not entitled to vote cumulatively for the election of directors, and no class of outstanding capital stock acting alone is entitled to elect any directors. IDT will hold % of our Class A stock upon consummation of this offering. Accordingly, IDT will retain effective
control of us through holding approximately     % of the combined voting power
of our outstanding capital stock. Therefore, IDT has the ability to elect all of our directors and to effect or prevent certain corporate transactions which require majority approval of the combined classes, including mergers and other business combinations.

   Transfer Restrictions. Class A stock is subject to certain limitations on transferability that do not apply to the common stock. Our certificate of incorporation provides that shares of Class A stock automatically convert into an equal number of shares of common stock if there is a transfer of shares of Class A stock to a person other than a permitted transferee. Thereafter, such shares of common stock may be freely transferred, subject to restrictions imposed under applicable securities laws. Shares of Class A stock acquired by us will be canceled and may not be reissued.

   Dividends and Liquidation. Holders of Class A stock and holders of common stock have an equal right to receive dividends when and if declared by the board of directors out of legally available funds. In the event of a liquidation, dissolution, or winding up, holders of the shares of Class A stock and common stock are entitled to share equally, share-for-share, in the assets available for distribution after payment of all creditors and the liquidation preferences of our preferred stock.

   Optional Conversion Rights. Each share of Class A stock may, at any time and at the option of the holder, be converted into one fully paid and non-assessable share of common stock. Upon conversion, such shares of common stock would not be subject to restrictions on transfer that applied to the shares of Class A stock prior to conversion except to the extent such restrictions are imposed under applicable securities laws. The shares of common stock are not convertible into or exchangeable for shares of Class A stock or any other shares or securities.

   Other Provisions. Holders of Class A stock and common stock have no preemptive rights to subscribe to any additional securities of any class which we may issue and there are no redemption provisions or sinking fund provisions applicable to either such class, nor is the Class A stock or the common stock subject to calls or assessments by us. The rights, preferences, and privileges of the holders of common stock and Class A stock are subject to and may be adversely affected by, the rights of the holders of any series of preferred stock.

Preferred Stock

   Our certificate of incorporation provides that we may issue up to 10,000,000 shares of preferred stock in one or more series as may be determined by our board of directors who may establish the number of shares to be included in each such series, fix the designation, powers, preferences and relative rights of the shares of each such series and any qualifications, limitations, or restrictions thereof, and increase or decrease the number of shares of any such series without any further vote or action by the stockholders. The board of directors may authorize, without stockholder approval, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of common stock or Class A stock. Preferred stock could be issued quickly with terms designated to delay or prevent a change in our control or to make the removal of management more difficult. This could have the effect of decreasing the market price of the common stock. In May 1999, we sold 9,420,000 shares of the 9,450,000 authorized shares of Series A preferred stock pursuant to Series A Subscription Agreements. All shares of the Series A preferred stock will automatically convert to shares of our Class A stock at the closing of this offering.

   We believe that the ability of the board to issue one or more series of preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

   Although the board has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The board will make any determination to issue such shares based on its judgment as to our best interests and the best interests of our stockholders. The board could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the board, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

   Certain Anti-Takeover Effects. Certain provisions of the certificate of incorporation and bylaws, summarized in the following paragraphs, may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in such stockholder's best interest, including such an attempt as might result in payment of a premium over the market price for shares held by stockholders.

   The certificate of incorporation and bylaws provide for the board of directors to be divided into three classes of directors serving staggered three-year terms upon the consummation of this offering. As a result, approximately one-third of the board of directors will be elected each year. Classification of the board of directors expands the time required to change the composition of a majority of directors and may tend to discourage a proxy contest or other takeover bid for us. Moreover, under the Delaware General Corporation Law, in the case of a corporation having a classified board of directors, the stockholders may remove a director only for cause.

   The certificate of incorporation provides that a special meeting of stockholders may be called by any of the following:

    .  the chairman of our board;

    .  our president;

    .  any of our vice presidents; or

    .  our secretary.

   In addition, a special meeting of stockholders may be called by any such officer at the written request of a majority of the board of directors or at the written request of stockholders owning a majority of our capital stock issued and outstanding and entitled to vote.

   Section 203 of the Delaware General Corporation Law provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combinations, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless:

    . prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    . upon consummation of the transaction that resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or

    . on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.

Except as otherwise specified in Section 203 of the Delaware General Corporation Law, an interested stockholder is defined to include (x) any person that owns (or, within the prior three years, did own) 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (y) the affiliates and associates of any such person.

   Under certain circumstances, Section 203 of the Delaware General Corporation Law makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under
Section 203 of the Delaware General Corporation Law. However, IDT and its affiliates are excluded from the definition of "interested stockholder" pursuant to the terms of Section 203 of the Delaware General Corporation Law. The provisions of Section 203 of the Delaware General Corporation Law may encourage persons interested in acquiring us to negotiate in advance with the board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions that our stockholders may otherwise deem to be in their best interests.

Liability of Directors; Indemnification

   The certificate of incorporation contains a provision that is designed to limit directors' liability to the extent permitted by the Delaware General Corporation Law. Specifically, directors will not be held liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability as a result of:

    .  any breach of the duty of loyalty to us or our stockholders;

    . actions or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    . payment of an improper dividend or improper repurchase of our stock under Section 174 of the Delaware General Corporation Law; or

    . actions or omissions pursuant to which the director received an improper personal benefit.

   The principal effect of the limitation of liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of ours unless the stockholder can demonstrate one of the specified bases for liability. The provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. The certificate of incorporation does not eliminate a director's duty of care. The inclusion of this provision in the certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

   The bylaws also provide that we will indemnify our directors and officers, and may indemnify any of our employees and agents, to the fullest extent permitted by Delaware law. We are generally required to indemnify our directors and officers for all judgments, fines, penalties, settlements, legal fees and other expenses incurred in connection with pending, threatened or completed legal proceedings because of the director's or officer's position with us or another entity that the director or officer serves at our request, subject to certain conditions, and to advance funds to its directors and officers to enable them to defend against such proceedings.

   At present, there is no pending or threatened litigation or proceeding involving any director or officer, employee or agent of ours where such indemnification will be required or permitted.

Transfer Agent and Registrar

   American Stock Transfer & Trust Company will be the transfer agent and registrar for the common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Of the     shares of common stock and     shares of Class A stock to be
outstanding on the closing of the offering (    shares of common stock if the
underwriters exercise their over-allotment option in full), the     shares of
common stock sold in the offering (    shares if the underwriters exercise
their over-allotment option in full) will be freely tradable without restriction under the Securities Act of 1933, except for any such shares which may be acquired by an affiliate of ours, as that term is defined in Rule 144 promulgated under the Securities Act of 1933. On the closing of the offering,
IDT will own     shares of Class A stock, which will constitute   % of our
outstanding capital stock ( % if the underwriters exercise their over-allotment option in full).

   Persons who are affiliates of ours will be permitted to sell the shares of common stock that are issued in the offering only pursuant to an effective registration statement under the Securities Act of 1933 or an exemption from the registration requirements of the Securities Act of 1933, including exemptions provided by Rule 144 of the Securities Act of 1933.

   Upon consummation of this offering, we intend to file a registration
statement to file for resale the      shares of common stock reserved for
issuance under our stock option plan. We expect such registration to become effective immediately upon filing. As of the date of this prospectus, options to purchase 5,040,000 shares of common stock under our stock option plan have been granted of which 1,345,219 have been exercised. See "Management--1999 Stock Incentive Plan" for a more complete description of our employee benefit plans.

   The shares of capital stock held by IDT are deemed "restricted securities" as defined in Rule 144 of the Securities Act of 1933, and may not be sold other than through registration under the Securities Act of 1933 or pursuant to an exemption from the regulations thereunder, including exceptions provided by Rule 144 of the Securities Act of 1933. Subject to applicable law and to the contractual restriction with the underwriters described below, IDT may sell any and all of the shares of capital stock it owns after completion of the offering. We, along with each of our directors and executive officers and, IDT and the Series A investors have each agreed, for a period of 180 days after the date of this prospectus, not to offer or sell any shares of Class A stock or common stock, subject to limited exceptions, without the prior written consent of Hambrecht & Quist LLC on behalf of the underwriters. See "Underwriting."

   We may grant options to purchase shares of common stock to employees, non-employee directors and independent contractors of ours pursuant to the 1999 Stock Option and Incentive Plan. See "Management--Stock Options." We currently expect to file promptly following the closing date of this offering date a registration statement under the Securities Act of 1933 to register shares reserved for issuance under the 1999 Stock Option and Incentive Plan. Shares issued pursuant to the 1999 Stock Option and Incentive Plan after the effective date of such registration statement (other than shares issued to affiliates of ours) generally will be freely tradable without restriction or further registration under the Securities Act of 1933.

   Upon consummation of this offering, the holders of    shares of our Class A
stock, or their transferees, will be entitled to request that we register their shares under the Securities Act. See "Certain Transactions--Relationship with Other Investors--Registration Rights Agreement."

                                  UNDERWRITING

   Subject to the terms and conditions of the Underwriting Agreement the underwriters named below, through their representatives, Hambrecht & Quist LLC, BT Alex.Brown Incorporated and Bear, Stearns & Co. Inc., have severally agreed to purchase from Net2Phone the following respective number of shares of common stock:

                                                    Number of
           Name                                      Shares
           ----                                     ---------
           Hambrecht & Quist LLC...................
           BT Alex. Brown Incorporated.............
           Bear, Stearns & Co. Inc.................
                                                      ----
           Total...................................
                                                      ====

   The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and the independent auditors. The underwriters are committed to purchase all of the shares of common stock offered by us if they purchase any shares.

   The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                     Underwriting Discounts and Commissions

                                                        With         Without
                                                   Over-Allotment Over-Allotment
                                                      Exercise       Exercise
                                                   -------------- --------------
      Per Share...................................    $              $
      Total.......................................    $              $

   We estimate that the total expenses of this offering, excluding underwriting
discounts and commissions, will be approximately $        .

   The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess
of $    per share. The underwriters may allow and such dealers may reallow a
concession not in excess of $    per share to certain other dealers. After the
initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

   We have granted to the underwriters an option, exercisable no later than 30
days after the date of this prospectus, to purchase up to           additional
shares of common stock at the initial public offering price, less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of common stock to be purchased by it shown in the above table bears to the total number of shares of common stock offered hereby. We will be obligated, pursuant to the option, to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of shares of common stock offered by us.

   The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of these liabilities.

   Certain of our stockholders, including the Series A investors, IDT, and our
executive officers and directors, who will own in the aggregate    shares of
Class A stock and      shares of common stock after this offering, have agreed
that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Class A stock, common stock, options or warrants to acquire shares of Class A stock or common stock or securities exchangeable for or convertible into shares of Class A stock or common stock owned by them for a period of 180 days following the date of this prospectus. We have agreed that we will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Class A stock, common stock, options or warrants to acquire shares of Class A stock or common stock or securities exchangeable for or convertible into shares of Class A stock or common stock for a period of 180 days following the date of this prospectus, except that we may issue shares upon the exercise of options and warrants granted prior to the date hereof, and may grant additional options under our stock option plans. Without the prior written consent of Hambrecht & Quist LLC, any additional options granted shall not be exercisable during this 180-day period.

   Certain persons participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the common stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of common stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

   Prior to this offering, there has been no public market for our common stock. The initial public offering price for the common stock will be determined by negotiations among us and the representatives. Among the factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, our revenue and earnings, market valuations of other companies engaged in activities similar to our business operations and our management. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions or other factors.

   At our request, the underwriters have reserved up to       shares of common
stock for sale at the initial public offering price to directors, officers, employees, business associates and related persons of ours, including purchasers of the preferred stock. The number of shares of common stock available for sale to the general public will be reduced if such persons purchase the reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby.

   In connection with this offering, certain underwriters and selling group members (if any) who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

   Hambrecht & Quist LLC and persons associated with Hambrecht & Quist LLC own 63,000 shares of Series A stock and warrants to purchase 92,400 shares of common stock at an exercise price of $3.33 per share, which warrants expire upon the closing of this offering. Additionally, Access Technology Partners, L.P., a fund of outside investors that is managed by Hambrecht & Quist California, owns 237,000 shares of Series A stock.

   BT Alex. Brown Incorporated and persons associated with BT Alex. Brown Incorporated own 120,000 shares of Series A stock.

   Denis Bovin, Vice Chairman-Investment Banking of Bear, Stearns & Co. Inc., owns options to purchase 75,000 shares of common stock at an exercise price of $3.33 per share, which expire 10 years from the date of grant. Additionally, Mr. Bovin will receive options to purchase 50,000 shares of common stock at the offering price upon the consummation of this offering.

   Hambrecht & Quist LLC and BT Alex. Brown Incorporated have provided financial advisory services to Net2Phone and IDT in the past and have received compensation at market rates for these services.

                                 LEGAL MATTERS

   Certain legal matters with respect to the validity of the common stock offered hereby will be passed upon for us by Morrison & Foerster LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

   The financial statements of Net2Phone, Inc. at July 31, 1997 and July 31, 1998 and for the period from January 2, 1996 (date of inception) to July 31, 1996 and the years ended July 31, 1997 and 1998, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which are omitted as permitted by the rules and regulations of the Securities and Exchange Commission. For further information pertaining to us and the common stock to be sold in this offering, reference is made to the registration statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. Statements contained in this prospectus regarding the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference.

   On the closing of the offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and will file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information, as well as the registration statement and the exhibits and schedules thereto, may be inspected, without charge, at the public reference facility maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661- 2511. Copies of such material may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials can also be inspected on the Securities and Exchange Commission's site on the Internet at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of Independent Auditors............................................ F-2
Balance Sheets as of July 31, 1997 and 1998 and January 31, 1999
 (Unaudited).............................................................. F-3
Statements of Operations for the period from January 2, 1996 (date of inception) to July 31, 1996 and the years ended July 31, 1997 and 1998 and the six months ended January 31, 1998 and 1999 (Unaudited)........... F-4
Statements of Stockholders' Deficit for the period from January 2, 1996
 (date of inception) to July 31, 1996 and the years ended July 31, 1997 and 1998 and the six months ended January 31, 1999 (Unaudited)........... F-5
Statements of Cash Flows for the period from January 2, 1996 (date of inception) to July 31, 1996 and the years ended July 31, 1997 and 1998 and the six months ended January 31, 1998 and 1999 (Unaudited)........... F-6
Notes to Financial Statements............................................. F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
 Net2Phone, Inc.

   We have audited the accompanying balance sheets of Net2Phone, Inc. (the "Company") as of July 31, 1997 and 1998, and the related statements of operations, stockholders' deficit and cash flows for the period from January 2, 1996 (date of inception) to July 31, 1996 and the years ended July 31, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at July 31, 1997 and 1998 and the results of its operations and its cash flows for the period from January 2, 1996 (date of inception) to July 31, 1996 and the years ended July 31, 1997 and 1998, in conformity with generally accepted accounting principles.

New York, New York
May 11, 1999, except for Note 9,
the date of which is     , 1999

--------------------------------------------------------------------------------

   The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 9 to the financial statements.

                                          /s/ Ernst & Young LLP

New York, New York
May 17, 1999

                                Net2Phone, Inc.

                                 BALANCE SHEETS

                                                 July 31           January 31
                                         ------------------------  -----------
                                            1997         1998         1999
                                         -----------  -----------  -----------
                                                                   (Unaudited)
Assets
Current assets:
  Cash and cash equivalents............. $       --   $    10,074  $    10,074
  Trade accounts receivable, net........      16,500    1,465,475      184,551
  Other current assets..................         --           --         7,800
                                         -----------  -----------  -----------
    Total current assets................      16,500    1,475,549      202,425
Property and equipment, net.............     899,525    5,409,061    7,146,030
Trademark, net..........................         --           --     5,000,000
Other assets............................         --        90,498       97,816
                                         -----------  -----------  -----------
    Total assets........................ $   916,025  $ 6,975,108  $12,446,271
                                         ===========  ===========  ===========
Liabilities and stockholders' deficit
Current liabilities:
  Payable for trademark................. $       --   $       --   $ 5,000,000
  Deferred revenue......................     161,001      810,114    1,309,067
  Due to IDT Corporation................   2,860,329   11,814,988   13,862,833
                                         -----------  -----------  -----------
    Total current liabilities...........   3,021,330   12,625,102   20,171,900
Commitments and contingencies
Stockholders' deficit:
  Preferred stock, $.01 par value;
   authorized shares--10,000,000; no
   shares issued and outstanding........         --           --           --
  Common stock, $.01 par value;
   authorized shares-- 100,000,000;
   30,960,000 shares issued and
   outstanding..........................     100,100      100,100      100,100
  Accumulated deficit...................  (2,205,405)  (5,750,094)  (7,825,729)
                                         -----------  -----------  -----------
    Total stockholders' deficit.........  (2,105,305)  (5,649,994)  (7,725,629)
                                         -----------  -----------  -----------
    Total liabilities and stockholders'
     deficit............................ $   916,025  $ 6,975,108  $12,446,271
                                         ===========  ===========  ===========


                            See accompanying notes.

                                Net2Phone, Inc.

                            STATEMENTS OF OPERATIONS

                             Period from
                           January 2, 1996                                Six months ended
                         (date of inception)   Year ended July 31            January 31
                             to July 31      ------------------------  ----------------------
                                1996            1997         1998         1998       1999
                         ------------------- -----------  -----------  ---------- -----------
                                                                            (Unaudited)
Revenue.................     $      --       $ 2,652,303  $12,005,972  $5,014,922 $13,165,886
Costs and expenses:
  Direct cost of
   revenue..............            --         1,553,443    6,848,759   1,672,440   7,323,751
  Selling and
   marketing............         34,468           76,724    2,887,766     450,105   2,991,713
  General and
   administrative.......        465,015        2,599,283    5,087,628   1,804,058   4,187,024
  Depreciation..........          8,275          120,500      726,508     192,013     739,033
                             ----------      -----------  -----------  ---------- -----------
    Total costs and
     expenses...........        507,758        4,349,950   15,550,661   4,118,616  15,241,521
                             ----------      -----------  -----------  ---------- -----------
(Loss) income from
 operations before
 provision for income
 taxes..................       (507,758)      (1,697,647)  (3,544,689)    896,306  (2,075,635)
Provision for income
 taxes..................            --               --           --          --          --
                             ----------      -----------  -----------  ---------- -----------
Net (loss) income.......     $ (507,758)     $(1,697,647) $(3,544,689) $  896,306 $(2,075,635)
                             ==========      ===========  ===========  ========== ===========
Net (loss) income per
 share--basic and
 diluted................     $    (0.02)     $     (0.05) $     (0.11) $     0.03 $     (0.07)
                             ==========      ===========  ===========  ========== ===========
Weighted average number
 of shares used in
 calculation of basic
 and diluted net (loss)
 income per share.......     30,960,000       30,960,000   30,960,000  30,960,000  30,960,000
                             ==========      ===========  ===========  ========== ===========



                              See accompanying notes.

                                Net2Phone, Inc.

                      STATEMENTS OF STOCKHOLDERS' DEFICIT

 Period from January 2, 1996 (date of inception) to July 31, 1996 and the years ended July 31, 1997 and 1998 and the six months ended January 31, 1999
       (unaudited with respect to the six months ended January 31, 1999)

                                    Common Stock                      Total
                                 ------------------- Accumulated  Stockholders'
                                   Shares    Amount    Deficit       Deficit
                                 ---------- -------- -----------  -------------
  Net loss for the period
   January 2, 1996 (date of
   inception) to July 31, 1996..        --  $    --  $  (507,758)  $  (507,758)
                                 ---------- -------- -----------   -----------
Balance at July 31, 1996 .......        --       --     (507,758)     (507,758)
  Sale of Common Stock to IDT
   Corporation.................. 27,864,000      100         --            100
  Sale of Common Stock to
   officer......................  3,096,000  100,000         --        100,000
  Net loss for the year ended
   July 31, 1997................        --       --   (1,697,647)   (1,697,647)
                                 ---------- -------- -----------   -----------
Balance at July 31, 1997........ 30,960,000  100,100  (2,205,405)   (2,105,305)
  Net loss for the year ended
   July 31, 1998................        --       --   (3,544,689)   (3,544,689)
                                 ---------- -------- -----------   -----------
Balance at July 31, 1998........ 30,960,000  100,100  (5,750,094)   (5,649,994)
  Net loss for the six months
   ended January 31, 1999.......        --       --   (2,075,635)   (2,075,635)
                                 ---------- -------- -----------   -----------
Balance at January 31, 1999..... 30,960,000 $100,100 $(7,825,729)  $(7,725,629)
                                 ========== ======== ===========   ===========






                            See accompanying notes.

                                Net2Phone, Inc.

                            STATEMENTS OF CASH FLOWS

                            Period from
                          January 2, 1996
                             (date of                                  Six months ended
                            inception)      Year ended July 31            January 31
                            to July 31    ------------------------  -----------------------
                               1996          1997         1998         1998        1999
                          --------------- -----------  -----------  ----------  -----------
                                                                         (Unaudited)
Operating activities
Net (loss) income.......     $(507,758)   $(1,697,647) $(3,544,689) $  896,306  $(2,075,635)
Adjustments to reconcile
 net (loss) income to
 net cash (used in)
 provided by operating
 activities:
 Depreciation...........         8,275        120,500      726,508     192,013      739,033
 Changes in assets and
  liabilities:
   Accounts receivable..           --         (16,500)  (1,448,975)   (996,000)   1,280,924
   Other current
    assets..............           --             --           --          --        (7,800)
   Other assets.........           --             --       (90,498)    (10,000)      (7,318)
   Deferred revenue.....           --         161,001      649,113     270,400      498,953
                             ---------    -----------  -----------  ----------  -----------
Net cash (used in)
 provided by operating
 activities.............      (499,483)    (1,432,646)  (3,708,541)    352,719      428,157
Investing activities
Purchases of property
 and equipment..........      (182,949)      (845,351)  (5,236,044) (1,552,803)  (2,476,002)
                             ---------    -----------  -----------  ----------  -----------
Net cash used in
 investing activities...      (182,949)      (845,351)  (5,236,044) (1,552,803)  (2,476,002)
Financing activities
Proceeds from sale of
 Common Stock to IDT
 Corporation                       --             100          --          --           --
Proceeds from sale of
 Common Stock to
 officer................           --         100,000          --          --           --
Net advances from IDT
 Corporation............       682,432      2,177,897    8,954,659   1,208,731    2,047,845
                             ---------    -----------  -----------  ----------  -----------
Net cash provided by
 financing activities...       682,432      2,277,997    8,954,659   1,208,731    2,047,845
                             ---------    -----------  -----------  ----------  -----------
Net increase in cash and
 cash equivalents.......           --             --        10,074       8,647          --
Cash and cash
 equivalents at
 beginning of period....           --             --           --          --        10,074
                             ---------    -----------  -----------  ----------  -----------
Cash and cash
 equivalents at end of
 period.................     $     --     $       --   $    10,074  $    8,647  $    10,074
                             =========    ===========  ===========  ==========  ===========
Supplemental disclosure
 of cash flow
 information:
Cash payments made for
 interest...............     $     --     $       --   $       --   $      --   $       --
                             =========    ===========  ===========  ==========  ===========
Cash payments made for
 income taxes...........     $     --     $       --   $       --   $      --   $       --
                             =========    ===========  ===========  ==========  ===========


                              See accompanying notes.

                                Net2Phone, Inc.

                         NOTES TO FINANCIAL STATEMENTS

                  July 31, 1998 (unaudited with respect to the six months ended January 31, 1998 and 1999)

1. Description of Business and Basis of Presentation

   The accompanying financial statements reflect the historical financial information of Net2Phone, Inc. (the "Company") a majority owned subsidiary of IDT Corporation ("IDT"), incorporated in October 1997, to operate and develop its Internet telephony business. Prior to such time, the Company's business was conducted as a division of IDT. The Company is a leading provider of voice-enhanced Internet communication services to individuals and businesses.

   The Company's statements of operations include allocations of certain costs and expenses from IDT (Note 4). Although such allocations are not necessarily indicative of the costs that would have been incurred if the Company operated as an unaffiliated entity, management believes that the allocation methods are reasonable.

2. Summary of Significant Accounting Policies

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Interim Financial Information

   The unaudited interim information as of January 31, 1999 and for the six months ended January 31, 1998 and 1999 has been prepared on the same basis as the annual financial statements and, in the opinion of the Company's management, contains all adjustments (consisting of normal recurring accruals) necessary for a fair presentation. Operating results for any interim period are not necessarily indicative of results to be expected for the entire year.

Revenue Recognition

   Internet telephony service revenue is recognized as service is provided. Equipment sales are recognized when installation is completed. Deferred revenue results from advance billings for services.

Direct Cost of Revenue

   Direct cost of revenue consists primarily of telecommunication costs, connectivity costs, and the cost of equipment sold to customers.

Property and Equipment

   Equipment, computer software, and furniture and fixtures are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets of five years.

Advertising Costs

   The Company expenses the costs of advertising as incurred. For the years ended July 31, 1997 and 1998 and the six months ended January 31, 1998 and 1999, advertising expense totaled approximately $6,250, $1,962,465, $200,743, and $2,059,421, respectively. There was no advertising expense for the period from January 2, 1996 (date of inception) to July 31, 1996.

                                Net2Phone, Inc.

                  July 31, 1998 (unaudited with respect to the six months ended January 31, 1998 and 1999)


2. Summary of Significant Accounting Policies (continued)

Software Development Costs

   Costs for the internal development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized. To date, the Company has essentially completed its software development concurrently with the establishment of technological feasibility and, accordingly, no such costs have been capitalized to date. For the period from January 2, 1996 (date of inception) to July 31, 1996, software development costs of $340,000 were expensed. No software development costs were expensed for the years ended July 31, 1997 and 1998 and the six months ended January 31, 1998 and 1999.

Capitalized Internal Use Software Costs

   In March 1998, the Accounting Standards Executive Committee of the AICPA issued Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The SOP, which has been adopted by the Company requires the capitalization of certain costs incurred in connection with developing or obtaining internal use software. At July 31, 1997 and 1998 and January 31, 1999, the Company has capitalized $493,000, $2,198,000 and $3,117,000, respectively, of internal use software costs as computer software.

Cash and Cash Equivalents

   The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents are carried at cost which approximates market value.

Trademark

   Costs associated with obtaining the right to use trademarks owned by third parties are capitalized and amortized on a straight-line basis over the term of the trademark.

Income Taxes

   The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities.

Earnings (Loss) Per Share

   Earnings (loss) per share is calculated in accordance with FASB Statement No. 128, Earnings per Share. Basic earnings (loss) per share is computed by dividing the net income (loss) applicable to common shares by the weighted average of common shares outstanding during the period. Diluted earnings (loss) per share adjusts basic earnings (loss) per share for the effects of convertible securities, stock options and other potentially dilutive financial instruments, only in the periods in which such effect is dilutive. There were no dilutive securities in any of the periods presented herein.

                                Net2Phone, Inc.

                  July 31, 1998 (unaudited with respect to the six months ended January 31, 1998 and 1999)


2. Summary of Significant Accounting Policies (continued)

Current Vulnerability Due to Certain Concentrations

   Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, and trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base.

   Management regularly monitors the creditworthiness of its domestic and international customers and believes that it has adequately provided for any exposure to potential credit losses.

Recently Issued Financial Accounting Standards

   SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, was issued in June 1997. The Company will be required to adopt the new statement for the year ending July 31, 1999. This statement requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. The Company intends to adopt this statement in fiscal 1999 and does not anticipate that the adoption of the statement will have significant impact on its financial statements.

3. Property and Equipment

   Property and equipment consists of the following:

                                                   July 31
                                             ---------------------  January 31,
                                               1997        1998        1999
                                             ---------  ----------  -----------
     Equipment.............................. $ 348,625  $3,631,140  $5,145,617
     Computer software......................   679,484   2,595,572   3,530,414
     Furniture and fixtures.................       191      37,632      64,315
                                             ---------  ----------  ----------
                                             1,028,300   6,264,344   8,740,346
     Accumulated depreciation...............  (128,775)   (855,283) (1,594,316)
                                             ---------  ----------  ----------
     Property and equipment, net............ $ 899,525  $5,409,061  $7,146,030
                                             =========  ==========  ==========

4. Related Party Transactions

   In May 1999, the Company and IDT entered into an Internet/telecommunications agreement whereby the Company has agreed to pay IDT $110,000 per month for connectivity, the use of certain computer software and equipment owned or leased by IDT and to provide a platform for IDT's Internet services for a monthly per customer charge. In connection with such agreement, IDT has also granted the Company an indefeasible right to use a certain telecommunications network as it is completed and delivered for up to approximately $6.0 million. The agreement is effective for a period of two years.

   In May 1999, the Company and IDT entered into two one-year services agreements whereby the Company agreed to pay IDT for certain administrative, customer support and other services that IDT provides to it at the cost of such services plus 20%. Also, in conjunction with such agreements, the Company has agreed to provide IDT with certain support services for the cost of such services plus 20%. The agreement is effective for a period of two years.

                                Net2Phone, Inc.

                 July 31, 1998 (unaudited with respect to the
                  six months ended January 31, 1998 and 1999)


4. Related Party Transactions (continued)

   In May 1999, the Company and IDT entered into a joint marketing agreement whereby the companies have agreed to jointly advertise and market their products. The agreement continues for a term of one year and is automatically renewable for an additional one year unless terminated by either party. In conjunction with such agreement, a commission will be earned by each company for new customers generated by the other company as a result of such programs.

   In May 1999, the Company and IDT entered into an assignment agreement whereby IDT has agreed to assign all of its rights in certain trademarks, patents and proprietary products and information to the Company.

   The accompanying financial statements for periods prior to the signing of the aforementioned agreements include charges by IDT to the Company for the aforementioned services. Such charges were based principally upon the Company's allocable portion of IDT's costs for such services. Such costs approximate the amounts that would have been charged under the inter-company agreements if they had been in effect during such periods.

   For the period from January 2, 1996 (date of inception) to July 31, 1996 and the years ended July 31, 1997 and 1998 and the six months ended January 31, 1998 and 1999, all of the Company's operations were financed by IDT.

   For the years ended July 31, 1997 and 1998 and the six months ended January 31, 1998 and 1999, the Company recognized revenue for services provided to IDT of $297,000, $453,000, $209,000, and $333,000, respectively.

   At July 31, 1997 and 1998 and January 31, 1999, the due to IDT balance represents the net amounts owed to IDT as a result of the aforementioned agreements and financing.

5. Income Taxes

   The Company files a consolidated Federal income tax return with IDT and has entered into a tax sharing agreement with IDT. Pursuant to such tax sharing agreement, the Company would, while included in the IDT tax return, be reimbursed for the use of its tax losses to the extent IDT realizes a tax reduction from the use of such tax losses. When IDT's ownership interest in the Company falls below 80%, the Company will no longer be a part of the IDT U.S. consolidated tax group.

   Significant components of the Company's deferred tax assets and liabilities consists of the following:

                                                                       January
                                                       July 31           31
                                                  ------------------  ---------
                                                    1997     1998       1999
                                                  -------- ---------  ---------
     Deferred tax assets:
       Net operating loss carryforwards.......... $    --  $ 314,000  $ 541,000
     Deferred tax liabilities:
       Depreciation..............................      --   (300,000)  (482,000)
                                                  -------- ---------  ---------
       Net deferred tax assets...................      --     14,000     59,000
       Valuation allowance.......................      --    (14,000)   (59,000)
                                                  -------- ---------  ---------
       Total deferred tax assets................. $    --  $     --   $     --
                                                  ======== =========  =========

                                Net2Phone, Inc.

                  July 31, 1998 (unaudited with respect to the six months ended January 31, 1998 and 1999)


5. Income Taxes (continued)

   The net deferred tax assets have been fully offset by a valuation allowance due to the uncertainty of the realization of the assets.

   At January 31, 1999, the Company had net operating loss carryforwards for state income tax purposes of approximately $6.0 million expiring in years through 2006. These net operating loss carryforwards may be limited to future taxable earnings of the Company.

6. Stockholders' Deficit

   In April 1999, the Company amended and restated its Certificate of Incorporation (the "Amendment"). As a result of the Amendment, the Company increased its authorized shares of capital stock from 1,500 to 110,000,000, of which 100,000,000 shares are designated as common stock and 10,000,000 shares are designated as preferred stock.

   Subject to any voting rights which may be provided to future holders of preferred stock, the holders of common stock have exclusive voting rights on all matters requiring a vote of the Company and are entitled to one vote per share of common stock held.

   In conjunction with the Amendment, the Company effectuated a 10,320 for one stock split. The accompanying financial statements give retroactive effect to the stock split.

7. Commitments

Advertising and Promotion Agreements

   On February 8, 1998, the Company entered into an agreement with an Internet company to develop a link between its Internet site and that of the Company and advertise Company products on such site. The agreement is effective for fifteen months upon the completion of the link and automatically extends for an additional one year unless terminated by either party. Pursuant to such agreement, the Company has made payments of $2.4 million through January 31, 1999 for the design, development, installation and implementation of the link as well as the placement of Company advertisements on the Internet company's site, of which $750,000 attributable to the development of such software has been capitalized as computer software and $1.65 million attributable to advertising has been expensed as incurred. As of January 31, 1999, the Company is required to make additional payments of $600,000 in fiscal 1999 and pay certain future commissions, as defined, based upon revenue earned and usage of the link.

   On August 4, 1998, the Company entered into an agreement with an Internet company to advertise Company products on its Internet site. The agreement is effective as of October 1, 1998, the launch date of the link, and extends indefinitely until the Internet company fully provides all advertising impressions guaranteed under the agreement. Pursuant to such agreement, the Company has made payments of $433,000 through January 31, 1999 for the Company advertisements on such site. As of January 31, 1999, the Company is required to make additional payments of $425,000 in fiscal 1999, $975,000 in fiscal 2000, and $167,000 in fiscal 2001 and pay certain future commissions, as defined, based upon revenue earned and usage of the link.

                                Net2Phone, Inc.

                  July 31, 1998 (unaudited with respect to the six months ended January 31, 1998 and 1999)

License Fees and Trademark

   On January 31, 1999, the Company entered into a series of agreements with a third party to effectuate the licensing of Internet software, the use of the third party's trademark for $5.0 million and the bundling of the Company's Internet telephony products with those of the third party for a period of two years. Pursuant to such agreements, the Company has agreed to buy $8.0 million of software and other products through January 31, 2000 and pay commissions to such third party for each new customer it obtains through the bundling of products.

Distribution Agreements

   The Company has distribution agreements under which it has agreed to pay its agents commissions for obtaining new Internet telephony customers. The agreements require commissions upon activation of the customers.

Employment Agreement

   In May 1997, the Company entered into a three year employment agreement with its one of its officers. Under the terms of such agreement, which was amended in May 1999, the Company agreed to, among other things, provide such officer with an annual salary of $100,000 and the right to purchase a 10% interest in the Company for $100,000, which was the fair market value of the Company at that time. Such right, which includes an anti-dilutive provision mandating that the officer's ownership interest cannot be diluted below 8% of the total outstanding shares upon consummation of an initial public offering of the Company's common stock, was exercised during 1997. The agreement is automatically renewable on an annual basis after its initial three year term unless terminated by either party.

8. Customer and Geographical Area

   Revenue from customers outside the United States represented approximately 44%, 72%, 82%, and 58% of total revenue during the years ended July 31, 1997 and 1998 and the six months ended January 31, 1998 and 1999, respectively. During the year ended July 31, 1998 and the six months ended January 31, 1998, revenues derived from equipment sales to a customer in Korea represented approximately 14% and 32%, respectively, of total revenue. No single geographic area accounted for more than 10% of total revenue during the year ended July 31, 1997 and the six months ended January 31, 1999. No customer accounted for more than 10% of revenue during the year ended July 31, 1997 and the six months ended January 31, 1999.

9. Subsequent Events

   In March 1999, the Company entered into two lease agreements with companies which are owned by the Chairman, Chief Executive Officer and Treasurer of IDT. Pursuant to such lease agreements, the Company is required to make equal monthly rental payments aggregating $558,000 to such companies through February 2002.

   On May 12, 1999, the Company converted a portion of its liability to IDT into a $14 million promissory note. Such promissory note accrues interest at a rate of 9% per annum and is payable in 60 equal monthly installments of principal and interest. Notwithstanding the foregoing, $7,000,000 in principal will be repaid within 10 days of the consummation of a proposed initial public offering of the Company's common stock.

                                Net2Phone, Inc.

                  July 31, 1998 (unaudited with respect to the six months ended January 31, 1998 and 1999)

   On May   , 1999, the Company designated 3,150,000 shares of its preferred stock as Series A and sold 3,140,000 of such shares for aggregate net proceeds of $29,900,000.

   On May   , 1999, the Company designated 15,000,000 shares of its capital
stock as Class A stock and on May   , 1999 the Company effectuated a three-for-
one stock split. The accompanying financial statements give retroactive effect to the stock split. The holders of Class A stock are identical to those of common stock except for voting and conversion rights and restrictions or transferability. The Class A stock is entitled to two votes per share.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                      Shares

                                    [LOGO]

                                 Common Stock

                               ----------------

                                  PROSPECTUS

                               ----------------

                               HAMBRECHT & QUIST

                          BT ALEX. BROWN INCORPORATED

                               ----------------

                           BEAR, STEARNS & CO. INC.


                               ----------------
                                    , 1999

                               ----------------

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

   No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

   Until      , 1999, all dealers that buy, sell or trade in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   Other expenses in connection with the issuance and distribution of the securities to be registered hereunder, all of which will be paid by us, will be substantially as follows (all amounts are estimated except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers filing fee and the Nasdaq National Market listing fee):

      Item                                                              Amount
      ----                                                              -------
      Securities and Exchange Commission registration fee.............. $13,900
      NASD filing fee..................................................
      Nasdaq National Market listing fee...............................
      Blue Sky filing fees.............................................
      Accounting fees and expenses.....................................
      Legal fees and expenses..........................................
      Transfer agent fees and expenses.................................
      Printing and Engraving expenses..................................
      Miscellaneous expenses...........................................
                                                                        -------
        Total.......................................................... $
                                                                        =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Reference is made to Section 145 of the Delaware General Corporation Law, which provides for indemnification of directors, officers and other employees in certain circumstances, and to Section 102(b)(7)of the Delaware General Corporation Law, which provides for the elimination or limitation of the personal liability for monetary damages of directors under certain circumstances. Article Sixth of our certificate of incorporation, as amended and restated, eliminates the personal liability for monetary damages of directors under certain circumstances. Our bylaws provide indemnification to our directors and officers to the fullest extent permitted by the Delaware General Corporation Law for, among other things, liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

   In October 1997, in connection with our initial organization, IDT Corporation purchased 900 shares of the our common stock for nominal consideration.

   In January 1998, pursuant to the terms of his employment agreement with IDT Corporation, Mr. Clifford M. Sobel purchased 100 shares of our common stock for the purchase price of $100,000. This transaction was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

   In May 1999, we issued and sold an aggregate of 3,140,000 shares of Series A preferred stock at $10.00 per share together with warrants to purchase 60,000 shares of our class A stock to several investors for an aggregate of $31,400,000, pursuant to Series A Subscription Agreements, dated as of May 13, 1999.

   We also issued a warrant to purchase 30,800 shares of our common stock to the placement agent as partial consideration for their services. This transaction was exempt from registration under Section 4(2) of the Securities Act of 1933.

   In May 1999, we issued options to purchase 1,680,000 shares pursuant to our 1999 Stock Option and Incentive Plan, and issued approximately 448,406 shares of common stock upon exercise of these options. These transactions were exempt from registration under Section 4(2) of the Securities Act of 1933.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibits:

 Exhibit
 Number                          Description of Exhibit
 -------                         ----------------------
  1.1*   Form of Underwriting Agreement.
  3.1    Certificate of incorporation, as amended.
  3.2    Bylaws.
  4.1*   Specimen Common Stock Certificate of the Registrant.
  5.1*   Form of Opinion of Morrison & Foerster LLP.
 10.1    Employment Agreement, dated May 1, 1997, by and between Clifford M.
         Sobel and IDT Corporation.
 10.2    Amendment to Employment Agreement between IDT Corporation and Clifford
         M. Sobel, dated as of May 11, 1999, by and between Clifford M. Sobel,
         IDT Corporation and the Registrant.
 10.3#   Bundling and Distribution Services Agreement, dated as of January 31,
         1999, by and between Netscape Communications Corporation and the
         Registrant.
 10.4    General License Terms & Conditions, dated as of January 31, 1999, by and between Netscape Communications Corporation and the Registrant.
 10.5#   Trademark License Agreement, dated as of January 31, 1999, by and between Netscape Communications Corporation and the Registrant.
 10.6    Internet/Telecommunications Assignment Agreement, dated as of May 7,
         1999, by and between IDT Corporation and the Registrant.
 10.7    Joint Marketing Agreement, dated as of May 7, 1999, by and between IDT
         Corporation and the Registrant.
 10.8    IDT Services Agreement, dated as of May 7, 1999, by and between IDT
         Corporation and the Registrant.
 10.9    Net2Phone Services Agreement, dated as of May 7, 1999, by and between
         IDT Corporation and the Registrant.
 10.10   Assignment Agreement, dated as of May 7, 1999, by and between IDT
         Corporation and the Registrant.
 10.11   Tax Sharing and Indemnification Agreement, dated as of May 7, 1999, by and between IDT Corporation and the Registrant.
 10.12   Separation Agreement, dated as of May 7, 1999, by and between IDT
         Corporation and the Registrant.
 10.13   Lease Agreement, dated as of March 1, 1999, by and between 171-173
         Main Street Corporation and the Registrant.
 10.14   Lease Agreement, dated as of March 1, 1999, by and between 294-298
         State Street Corporation and the Registrant.
 10.15*  The Registrant's 1999 Stock Option and Incentive Plan.
 10.16   Series A Subscription Agreement, dated as of May 13, 1999, by and between the Investors listed therein and the Registrant.
 10.17   Series A Preferred Shareholder Registration Rights Agreement, dated as of May 13, 1999, by and between the Investors listed therein and the
         Registrant.
 10.18   Form of Warrant to Purchase Common Stock.
 10.19   Promissory Note of Registrant to IDT Corporation, dated as of May 12,
         1999.
 23.1    Consent of Ernst & Young LLP.
 23.2*   Consent of Morrison & Foerster LLP (incorporated by reference into
         Exhibit 5.1).
 24.1    Power of Attorney (set forth on the signature page to this registration statement).
 27.1    Financial Data Schedule.
 99.1    Consent of Director Nominee of Gary Reischel, dated May 17, 1999.
 99.2    Consent of Director Nominee of David Greenblatt, dated May 17, 1999.

 Exhibit
 Number                        Description of Exhibit
 -------                       ----------------------
 99.3    Consent of Director Nominee of Ilan Slasky, dated May 17, 1999.
 99.4    Consent of Director Nominee of Michael Fischberger, dated May 17,
         1999.

--------
* To be filed by amendment.
# Confidential treatment has been requested with respect to certain portions of the Exhibit. Omitted portions will be filed separately with the Securities and Exchange Commission.

Financial Statements and Schedule:

 Financial Statements:

   Financial Statements filed as a part of this registration statement are listed in the Index to Financial Statements of page F-1.

 Financial Statement Schedules:

   None.

ITEM 17. UNDERTAKINGS

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing of the offering specified in the Underwriting Purchase Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hackensack, State of New Jersey, on May 18, 1999.

                                          Net2Phone, Inc.

                                                   /s/ Howard S. Balter
                                          By: _________________________________
                                                     Howard S. Balter
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints and hereby authorizes Howard S. Balter and Joyce
M. Mason, severally, such person's true and lawful attorneys-in-fact, with full power of substitution or resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign on such person's behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this registration statement and to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

            Name and Signatures                      Title                     Date
            -------------------                      -----                     ----

           /s/ Clifford M. Sobel            President and Chairman         May 18, 1999
___________________________________________  of the Board
             Clifford M. Sobel

           /s/ Howard S. Balter             Chief Executive Officer        May 18, 1999
___________________________________________  and Director
             Howard S. Balter

            /s/ Ilan M. Slasky              Chief Financial Officer        May 18, 1999
___________________________________________  and Chief Accounting
              Ilan M. Slasky                 Officer

            /s/ Joyce J. Mason              Director                       May 18, 1999
___________________________________________
              Joyce J. Mason

            /s/ Howard S. Jonas             Director                       May 18, 1999
___________________________________________
              Howard S. Jonas

              /s/ Hal Brecher               Director                       May 18, 1999
___________________________________________
                Hal Brecher

           /s/ James A. Courter             Director                       May 18, 1999
___________________________________________
             James A. Courter

                               INDEX OF EXHIBITS

                                                                   Sequentially
 Exhibit                                                             Numbered
 Number                   Description of Exhibit                       Page
 -------                  ----------------------                   ------------
  1.1*   Form of Underwriting Agreement.
  3.1    Certificate of incorporation, as amended.
  3.2    Bylaws.
  4.1*   Specimen Common Stock Certificate of the Registrant.
  5.1*   Form of Opinion of Morrison & Foerster LLP.
 10.1    Employment Agreement, dated May 1, 1997, by and between
         Clifford M. Sobel and IDT Corporation.
 10.2    Amendment to Employment Agreement between IDT
         Corporation and Clifford M. Sobel, dated as of May 11,
         1999, by and between Clifford M. Sobel, IDT Corporation
         and the Registrant.
 10.3#   Bundling and Distribution Services Agreement, dated as
         of January 31, 1999, by and between Netscape
         Communications Corporation and the Registrant.
 10.4    General License Terms & Conditions, dated as of January
         31, 1999, by and between Netscape Communications
         Corporation and the Registrant.
 10.5#   Trademark License Agreement, dated as of January 31,
         1999, by and between Netscape Communications
         Corporation and the Registrant.
 10.6    Internet/Telecommunications Assignment Agreement, dated
         as of May 7, 1999, by and between IDT Corporation and
         the Registrant.
 10.7    Joint Marketing Agreement, dated as of May 7, 1999, by
         and between IDT Corporation and the Registrant.
 10.8    IDT Services Agreement, dated as of May 7, 1999, by and
         between IDT Corporation and the Registrant.
 10.9    Net2Phone Services Agreement, dated as of May 7, 1999,
         by and between IDT Corporation and the Registrant.
 10.10   Assignment Agreement, dated as of May 7, 1999, by and
         between IDT Corporation and the Registrant.
 10.11   Tax Sharing and Indemnification Agreement, dated as of
         May 7, 1999, by and between IDT Corporation and the
         Registrant.
 10.12   Separation Agreement, dated as of May 7, 1999, by and
         between IDT Corporation and the Registrant.
 10.13   Lease Agreement, dated as of March 1, 1999, by and
         between 171-173 Main Street Corporation and the
         Registrant.
 10.14   Lease Agreement, dated as of March 1, 1999, by and
         between 294-298 State Street Corporation and the
         Registrant.
 10.15*  The Registrant's 1999 Stock Option and Incentive Plan.
 10.16   Series A Subscription Agreement, dated as of May 13,
         1999, by and between the Investors listed therein and
         the Registrant.
 10.17   Series A Preferred Shareholder Registration Rights
         Agreement, dated as of May 13, 1999, by and between the
         Investors listed therein and the Registrant.
 10.18   Form of Warrant to Purchase Common Stock.
 10.19   Promissory Note of Registrant to IDT Corporation, dated
         as of May 12, 1999.
 23.1    Consent of Ernst & Young LLP.
 23.2*   Consent of Morrison & Foerster LLP (incorporated by
         reference into Exhibit 5.1).
 24.1    Power of Attorney (set forth on the signature page to
         this registration statement).
 27.1    Financial Data Schedule.
 99.1    Consent of Director Nominee of Gary Reischel, dated May
         17, 1999.
 99.2    Consent of Director Nominee of David Greenblatt, dated
         May 17, 1999.

                                                                 Sequentially
 Exhibit                                                           Numbered
 Number                  Description of Exhibit                      Page
 -------                 ----------------------                  ------------
 99.3    Consent of Director Nominee of Ilan Slasky, dated May
         17, 1999.
 99.4    Consent of Director Nominee of Michael Fischberger,
         dated May 17, 1999.

--------
* To be filed by amendment.
# Confidential treatment has been requested with respect to certain portions of the Exhibit. Omitted portions will be filed separately with the Securities and Exchange Commission.

                                       2